As filed with the Securities and Exchange Commission on May 8, 2026.
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

GALAXY DIGITAL INC.
(Exact Name of Registrant as Specified in Its Charter)

Delaware	87-0836313
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification Number)
Galaxy Digital Inc.
300 Vesey Street
New York, New York 10282
(212) 390-9216
(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Michael Novogratz
Founder and Chief Executive Officer
Matt Friedrich
Chief Legal Officer
300 Vesey Street
New York, NY 10282
(212) 390-9216
(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Copies to:

Keith L. Halverstam, Esq. Brittany D. Ruiz, Esq. Latham & Watkins LLP 1271 Avenue of the Americas New York, NY 10020 (212) 906-1200

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement.
If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐
If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended, or the Securities Act, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☒
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐
If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐
Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Securities Exchange Act of 1934, as amended:

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☐
		Emerging growth company	☐
If an emerging growth company, indicate by check mark if the Registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐
The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE
This registration statement, which is a new registration statement, also constitutes Post-Effective Amendment No. 1 to the Registration Statement on Form S-1 of Galaxy Digital Inc. (the “Company”) (File No. 333-290956) and the Registration Statement on Form S-1 of the Company (File No. 333-287605) (together, the “Existing Registration Statements”). Accordingly, this registration statement contains a combined prospectus pursuant to Rule 429 under the Securities Act of 1933, as amended (the “Securities Act”), relating to certain outstanding shares of the Company’s Class A common stock, par value $0.001 per share (the “Class A common stock”), previously registered under the Existing Registration Statements that remain unsold, including the resale by certain registered holders named in the applicable accompanying prospectus in the section titled “Selling Stockholders” (the “Registered Holders”) of (i) 213,112,343 shares of Class A common stock issuable upon redemption or exchange of an equivalent number of limited partnership units (the “LP Units”) of Galaxy Digital Holdings LP (“GDH LP”), (ii) up to 2,750,000 shares of Class A common stock held by certain Registered Holders as of the date hereof, (iii) up to 16,562,570 shares of Class A common stock issuable upon exchange of the 3.00% Exchangeable Senior Notes due 2026 issued by GDH LP (the “2026 Exchangeable Notes”), (iv) up to 12,637,494 shares of Class A common stock issuable upon the exchange of the 2.500% Exchangeable Senior Notes due 2029 issued by GDH LP, (v) up to 12,777,778 shares of Class A common stock sold in the October Private Placement (as defined below) and (vi) up to 7,221,451 shares of Class A common stock issuable upon the exchange of the 0.50% Exchangeable Senior Notes due 2031 issued by GDH LP (the “2031 Exchangeable Notes”) (the “2031 Exchangeable Notes” and, together with the 2026 Exchangeable Notes and the 2029 Exchangeable Notes, the “Exchangeable Notes”).
This Post-Effective Amendment to the Existing Registration Statements is being filed to convert and consolidate the Existing Registration Statements to a single registration statement on Form S-3 and contains an updated prospectus relating to the offering and sale of (i) the shares of outstanding Class A common stock covered by the Existing Registration Statements and (ii) the shares of Class A common stock remaining available for issuance under the Existing Registration Statements (including upon exchange of the Exchangeable Notes and redemption or exchange of LP Units). This registration statement amends and restates the information contained in the Existing Registration Statements (and all amendments thereto) under the headings contained herein.
All filing fees payable in connection with the registration of the shares of Class A common stock covered by this registration statement were paid by the Registrant at the time of the initial filing of the Existing Registration Statements. No additional securities are registered hereby.

The information in this preliminary prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.
Subject to Completion, dated May 8, 2026.
PROSPECTUS
GALAXY DIGITAL INC.
Resale of up to 265,061,636 Shares of
Class A Common Stock

This prospectus relates to the resale of up to 265,061,636 shares of Class A common stock (the “Resale Shares”) consisting of (i) 213,112,343 shares of Class A common stock issuable upon redemption or exchange of an equivalent number of limited partnership units (the “LP Units”) of Galaxy Digital Holdings LP (“GDH LP”), (ii) up to 2,750,000 shares of Class A common stock held by certain Registered Holders as of the date hereof, (iii) up to 16,562,570 shares of Class A common stock issuable upon exchange of the 3.00% Exchangeable Senior Notes due 2026 issued by GDH LP (the “2026 Exchangeable Notes”), (iv) up to 12,637,494 shares of Class A common stock issuable upon the exchange of the 2.500% Exchangeable Senior Notes due 2029 issued by GDH LP, (v) up to 12,777,778 shares of Class A common stock sold in the October Private Placement (as defined below) and (vi) up to 7,221,451 shares of Class A common stock issuable upon the exchange of the 0.50% Exchangeable Senior Notes due 2031 issued by GDH LP (the “2031 Exchangeable Notes” and, together with the 2026 Exchangeable Notes and the 2029 Exchangeable Notes, the “Exchangeable Notes”).
We are registering certain of the securities for resale pursuant to registration rights granted to the Registered Holders. Our registration of such securities does not mean that such Registered Holders will offer or sell any of the shares of Class A common stock. The Registered Holders may offer, sell or distribute all or a portion of their shares of Class A common stock publicly or through private transactions at prevailing market prices or at negotiated prices. We provide more information about how the registered holders may sell the shares of Class A common stock in the section of this prospectus titled “Plan of Distribution.”
The Registered Holders may offer and sell the securities described in this prospectus and any related prospectus supplement to or through one or more underwriters, dealers or agents as designated from time to time, or directly to purchasers, or through a combination of these methods. If any underwriters, dealers or agents are involved in the sale of any of the securities, their names and any applicable purchase price, fee, commission or discount arrangement between or among them will be set forth, or will be calculable from the information set forth, in the applicable prospectus supplement. The Registered Holders will pay all underwriting discounts and selling commissions, if any, in connection with the sale of the shares of Class A common stock. We have agreed to pay certain expenses in connection with this prospectus and to indemnify the Registered Holders against certain liabilities. To our knowledge, as of the date of this prospectus, no underwriter or other person has been engaged to facilitate the sale of shares of Class A common stock in this offering. See the sections of this prospectus entitled “About This Prospectus” and “Plan of Distribution” for more information. No securities may be sold without delivery of this prospectus and the applicable prospectus supplement describing the method and terms of the offering of such securities.

INVESTING IN OUR SECURITIES INVOLVES RISKS. SEE THE SECTION ENTITLED “RISK FACTORS” ON PAGE 2 OF THIS PROSPECTUS AND ANY SIMILAR SECTION CONTAINED IN ANY APPLICABLE PROSPECTUS SUPPLEMENT, ANY RELATED FREE WRITING PROSPECTUS AND THE OTHER DOCUMENTS THAT ARE INCORPORATED BY REFERENCE INTO THIS PROSPECTUS CONCERNING FACTORS YOU SHOULD CONSIDER BEFORE INVESTING IN OUR SECURITIES.
Our Class A common stock is listed on the Nasdaq Global Select Market (“Nasdaq”) under the symbol “GLXY.” On May 7, 2026, the last reported sale price of our Class A common stock on Nasdaq was $29.30 per share.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.
The date of this prospectus is                             , 2026.

ABOUT THIS PROSPECTUS
This prospectus is part of a registration statement that we filed with the U.S. Securities and Exchange Commission (the “SEC”) using a “shelf” registration process. By using a shelf registration statement, the Registered Holders may, from time to time, sell up to 265,061,636 shares of Class A common stock from time to time in one or more offerings as described in this prospectus. In connection with the offer and sale of securities by the Registered Holders, the Registered Holders may provide a prospectus supplement to this prospectus that contains specific information about the securities being offered and sold and the specific terms of that offering. To the extent permitted by law, we may also authorize one or more free writing prospectuses to be provided to you that may contain material information relating to these offerings. The prospectus supplement or free writing prospectus may also add, update or change information contained in this prospectus with respect to that offering. If there is any inconsistency between the information in this prospectus and the applicable prospectus supplement or free writing prospectus, you should rely on the prospectus supplement or free writing prospectus, as applicable. Before purchasing any securities, you should carefully read both this prospectus and any applicable prospectus supplement or free writing prospectuses, together with the additional information described under the heading “Where You Can Find More Information; Incorporation by Reference.”
This prospectus does not contain all of the information included in the registration statement. For a more complete understanding of the offering of the shares of Class A common stock, you should refer to the registration statement, including the exhibits. This prospectus contains summaries of certain provisions contained in some of the documents described herein, but reference is made to the actual documents for complete information. All of the summaries are qualified in their entirety by the actual documents. Copies of some of the documents referred to herein have been filed, will be filed or will be incorporated by reference as exhibits to the registration statement of which this prospectus is a part, and you may obtain copies of those documents as described below under the heading “Where You Can Find More Information; Incorporation by Reference.” We further note that the representations, warranties and covenants made by us in any agreement that is filed as an exhibit to any document that is incorporated by reference in this prospectus were made solely for the benefit of the parties to such agreement, including, in some cases, for the purpose of allocating risk among the parties to such agreements, and should not be deemed to be a representation, warranty or covenant to you. Moreover, such representations, warranties or covenants were accurate only as of the date when made. Accordingly, such representations, warranties and covenants should not be relied on as accurately representing the current state of our affairs.
Neither we, nor the Registered Holders, have authorized anyone to provide you with any information or to make any representations other than those contained in this prospectus, any applicable prospectus supplement or any free writing prospectuses prepared by or on behalf of us or to which we have referred you. We and the Registered Holders take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you or any representation that others may make to you. This prospectus and the applicable prospectus supplement do not constitute an offer to sell or the solicitation of an offer to buy any securities other than the securities described in the applicable prospectus supplement or an offer to sell or the solicitation of an offer to buy such securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus and any applicable prospectus supplement to this prospectus is accurate only as of the date of such prospectus or applicable prospectus supplement, that the information appearing in any applicable free writing prospectus is accurate only as of the date of that free writing prospectus, and that any information incorporated by reference is accurate only as of the date of the document incorporated by reference, unless we indicate otherwise. Our business, financial condition, results of operations and prospects may have changed since those dates. This prospectus incorporates by reference, and any prospectus supplement or free writing prospectus may contain and incorporate by reference industry and market data that we obtained from various periodic industry publications, third-party studies and surveys, including by McKinsey & Company, as well as from filings of public companies in our industry and internal company surveys. These sources include government and industry sources. Industry publications and surveys generally state that the information contained therein has been obtained from sources believed to be reliable, but are subject to change based on various factors, including those discussed under the heading “Risk Factors” contained in this prospectus, the applicable prospectus supplement and any applicable free writing prospectus and under similar headings in other documents that are incorporated by reference into this prospectus. Certain data and information are based on management estimates, which have been
i

derived from third-party sources, as well as data from our internal research, and are based on certain assumptions that we believe to be reasonable. This information involves a number of assumptions and limitations that we believe to be reasonable based on such data and other similar sources and on our knowledge of, and our experience to date in, the markets in which we operate. Although we believe the industry and market data to be reliable as of the date of this prospectus, we do not guarantee the accuracy or completeness of this information and we have not independently verified this information. Industry and market data are subject to change and could be inaccurate because of the method by which sources obtained their data and because information cannot always be verified with complete certainty due to the limits on the availability and reliability of raw data, the voluntary nature of the data gathering process and other limitations and uncertainties. Accordingly, you are cautioned not to give undue weight to such market and industry data or any other such estimates.
When we refer to “Galaxy,” “we,” “our,” “us” and the “Company” in this prospectus, we mean (1) prior to the consummation of the Company’s May 2025 corporate reorganization (the “Reorganization Transactions”), to Galaxy Digital Holdings Ltd. (“GDHL”) and GDH LP and its consolidated subsidiaries, and (2) subsequent to the Reorganization Transactions, to the Company and its consolidated subsidiaries (including GDH LP and its consolidated subsidiaries). See the section entitled “The Company” for more information. When we refer to “you,” we mean the potential holders of the applicable series of securities.

TRADEMARKS AND SERVICE MARKS
The Galaxy logos, and other trade names, trademarks or service marks of Galaxy appearing in this prospectus, are the property of Galaxy. Other trade names, trademarks or service marks appearing in this prospectus are the property of their respective holders. Solely for convenience, trade names, trademarks and service marks referred to in this prospectus appear without the ®, ™ and SM symbols, but those references are not intended to indicate, in any way, that we will not assert, to the fullest extent under applicable law, our rights or that the applicable owner will not assert its rights, to these trade names, trademarks and service marks.
BLOOMBERG is a trademark or service mark of Bloomberg Finance L.P., and GALAXY is a trademark of Galaxy Digital Capital Management LP. Bloomberg Finance L.P. and its affiliates (collectively, “Bloomberg”) are not affiliated with Galaxy Digital Capital Management LP and its affiliates (collectively, “Galaxy Digital”). Bloomberg’s association with Galaxy Digital is to act as the administrator and calculation agent of the Bloomberg Galaxy Crypto Index (the “Index”), which is the property of Bloomberg. Neither Bloomberg nor Galaxy Digital guarantee the timeliness, accurateness, or completeness of any data or information relating to the Index or results to be obtained. Neither Bloomberg nor Galaxy Digital make any warranty, express or implied, as to the Index, any data or values relating thereto or any financial product or instrument linked to, using as a component thereof or based on the Index (“Products”) or results to be obtained therefrom, and each of Bloomberg and Galaxy Digital expressly disclaim all warranties of merchantability and fitness for a particular purpose with respect thereto. To the maximum extent allowed by law, Bloomberg, Galaxy Digital and its or their licensors, and its and their respective employees, contractors, agents, suppliers, and vendors shall have no liability or responsibility whatsoever for any injury or damages—whether direct, indirect, consequential, incidental, punitive, or otherwise—arising in connection with the Index, any data or values relating thereto or any Products, whether arising from their negligence or otherwise.

FORWARD-LOOKING STATEMENTS
This prospectus, any related prospectus supplement, and the documents incorporated by reference into this prospectus or any related prospectus supplement contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 concerning our future operating results and financial position, our business strategy and plans, market growth, and our objectives for future operations. Any statements contained herein that are not statements of historical fact may be deemed to be forward-looking statements. In some cases, forward-looking statements may be identified by words such as “believe,” “may,” “will,” “estimate,” “potential,” “continue,” “anticipate,” “intend,” “expect,” “could,” “would,” “project,” “plan,” “target,” or the negative of these terms or other similar expressions. We have based these forward-looking statements largely on our current expectations and projections about future events and financial trends that we believe may affect our business, financial condition and results of operations. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee that the future results, levels of activity, performance or events and circumstances reflected in the forward-looking statements will be achieved or occur. Because forward-looking statements are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified, you should not rely on these forward-looking statements as predictions of future events. The events and circumstances reflected in our forward-looking statements may not be achieved or occur and actual results could differ materially from those projected in the forward-looking statements. Some of the key factors that could cause actual results to differ from our expectations include, but are not limited to, the following:
◦our future financial performance, including our expectations regarding and our ability to achieve and maintain future profitability;
◦our limited operating history, lack of experience implementing our business plan and our ability to effectively manage our growth;
◦anticipated trends, growth rates and challenges in our business and the industries and markets in which we operate;
◦the highly volatile nature of cryptocurrencies;
◦our ability to execute on our strategy to expand into the Artificial Intelligence (“AI”) and High Performance Computing (“HPC”) data center business;
◦our ability to obtain financing on acceptable terms or at all, including for the conversion of our existing bitcoin mining infrastructure to AI/HPC data center infrastructure;
◦our failure to adhere to complex and evolving governmental laws and regulations;
◦the continuing development and market acceptance of digital assets and distributed ledger technology;
◦the new and rapidly evolving AI industry, and related legislation and regulations;
◦a determination that a digital asset that we interact with is a “security,” or that an activity in which we engage involves a “securities transaction” for purposes of the federal securities laws;
◦the price of digital assets globally and the volume of transactions;
◦our dependence upon Michael Novogratz, our Chief Executive Officer and founder (our “Founder”);
◦our ability to develop, maintain and enhance our brand and reputation;
◦increased expenses associated with being subject to the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and other U.S. regulations, and with being a listed company on Nasdaq;
◦our failure to maintain and grow our customer base;

◦our failure to continue to innovate and provide services that are useful to customers and achieve and maintain market acceptance;
◦our and our third-party service providers’ ability to safeguard and manage our and our customers’ funds and digital assets;
◦our reliance on technology provided by third parties which are out of our direct control;
◦the impact of acquisitions of or investments in complementary companies, products, services or technologies and our ability to successfully integrate such companies or assets;
◦the effects of increased competition in our markets and our failure to compete effectively;
◦our revenue not growing at the rates it historically has, or at all;
◦our failure to successfully execute on our growth initiatives, business strategies, or operating plans;
◦additional risks of short sales, borrowings and lending of digital assets;
◦the presentation of our financial statements in accordance with accounting principles generally accepted in the United States of America (“GAAP”), and any future changes in GAAP or other accounting principles applicable to us;
◦incorrect estimates or judgments relating to our critical accounting policies;
◦our failure to comply with current and future federal and state privacy, security and data protection laws, regulations or standards;
◦inadequate investment in or maintenance of our operating platform and other information technology and business systems;
◦our activity being deemed dealing in security-based swaps and the possible regulatory and registration requirements of such dealing;
◦our decentralized finance activities and the evolving risks and uncertainties related thereto;
◦security breaches or incidents, loss or misuse of data, a failure in or breach of our operational or security systems or other disruptions;
◦disruptions in our disaster recovery systems or management continuity planning;
◦our ability to obtain, maintain, protect and enforce our intellectual property;
◦volatility of the market price and trading volume of our Class A common stock;
◦our enablement of Tokenized GLXY, a natively tokenized version of our Class A common stock and any impact thereof on our Class A common stock;
◦our expectations regarding continued repurchases of shares of our Class A common stock;
◦applicable restrictions that could make it impractical for us to continue our business as contemplated if we are deemed to be an investment company under the Investment Company Act of 1940, as amended;
◦our dependence on distributions from GDH LP to pay our taxes and expenses, including payments under our amended and restated tax receivables agreement between us, Galaxy Digital Holdings Inc., and certain parties thereto, dated May 13, 2025, and to fund dividend payments, if any;
◦our expectations and plans with respect to our share repurchase program; and
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◦other statements regarding our future operations, financial condition, and prospects and business strategies.
All forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the cautionary statements set forth above. Forward-looking statements speak only as of the date they are made. You should not put undue reliance on any forward-looking statements. We assume no obligation to publicly update or revise any forward-looking statements because of new information, future events, changes in assumptions or otherwise, except to the extent required by applicable laws. If we update one or more forward-looking statements, no inference should be drawn that we will make additional updates with respect to those or other forward-looking statements.

WHERE YOU CAN FIND MORE INFORMATION; INCORPORATION BY REFERENCE
Available Information
We file reports, proxy statements and other information with the SEC. The SEC maintains a web site that contains reports, proxy and information statements and other information about issuers, such as us, who file electronically with the SEC. The address of that website is http://www.sec.gov.
Our web site address is https://www.galaxy.com. The information on our web site, however, is not, and should not be deemed to be, a part of this prospectus. We have included our website address in this prospectus supplement solely as an inactive textual reference.
This prospectus and any prospectus supplement are part of a registration statement that we filed with the SEC and do not contain all of the information in the registration statement. The full registration statement may be obtained from the SEC or us, as provided below. Documents establishing the terms of the offered securities are or may be filed as exhibits to the registration statement or documents incorporated by reference in the registration statement. Statements in this prospectus or any prospectus supplement about these documents are summaries and each statement is qualified in all respects by reference to the document to which it refers. You should refer to the actual documents for a more complete description of the relevant matters. You may inspect a copy of the registration statement through the SEC’s website, as provided above.
Incorporation by Reference
The SEC rules allow us to “incorporate by reference” the information contained in documents we file with the SEC, which means that we can disclose important information to you by referring you to those documents rather than by including them in this prospectus. Information that is incorporated by reference is deemed to be part of this prospectus and you should read it with the same care that you read this prospectus. Subsequent information that we file with the SEC will automatically update and supersede the information that is either contained, or incorporated by reference, in this prospectus, and will be considered to be a part of this prospectus from the date those documents are filed. We have filed with the SEC, and incorporate by reference in this prospectus and any accompanying prospectus:
◦our Annual Report on Form 10-K for the year ended December 31, 2025, filed with the SEC on February 26, 2026;
◦our Quarterly Report on Form 10-Q for the quarter ended March 31, 2026, filed with the SEC on May 8, 2026;
◦our Current Report on Form 8-K filed with the SEC on January 15, 2026;
◦the information specifically incorporated by reference into our Annual Report on Form 10-K for the year ended December 31, 2025 from our definitive proxy statement on Schedule 14A (other than information furnished rather than filed), which was filed on April 8, 2026; and
◦the description of our Class A common stock contained in our registration statement on Form 8-A, filed with the SEC on May 15, 2025 under Section 12 of the Exchange Act, including any amendment or report filed for the purpose of updating such description.
Notwithstanding the foregoing, information furnished under Items 2.02 and 7.01 of any Current Report on Form 8-K, including the related exhibits under Item 9.01, is not incorporated by reference in this prospectus or any prospectus supplement.
We also incorporate by reference all reports and other documents that we subsequently file with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and prior to the termination of the offering of the securities hereunder. We are not, however, incorporating, in each case, any documents or information that we are deemed to furnish and not file in accordance with SEC rules.

We undertake to provide without charge to each person, including any beneficial owner, to whom a copy of this prospectus is delivered, upon written or oral request of any such person, a copy of any or all of the documents incorporated by reference but not delivered with this prospectus on the investor relations page on our website (https://www.galaxy.com), via email (investor.relations@galaxy.com) or in writing to Galaxy Digital Inc., 300 Vesey Street, New York, New York, 10282, Attention: Investor Relations. We will not, however, send exhibits to those documents, unless the exhibits are specifically incorporated by reference in those documents.

THE COMPANY
We are a global financial services and infrastructure company focused on digital assets and high performance computing. We aim to facilitate efficient access and adoption of digital assets by institutional clients through our Global Markets and Asset Management & Infrastructure Solutions businesses within our Digital Assets segment. We also develop, and will in the future operate, HPC data center infrastructure to meet the rising global demand for reliable power and scalable compute capacity driven by accelerated artificial intelligence growth.
We were initially incorporated in April 2021 as Galaxy Digital Pubco Inc., a Delaware corporation, and a wholly-owned subsidiary of GDHL. Our name was changed to Galaxy Digital Inc. in September 2021. In May 2025, we completed the Reorganization Transactions whereby GDHL changed its jurisdiction of incorporation from the Cayman Islands to the state of Delaware, and Galaxy Digital Inc. became the successor public company of GDHL. Galaxy Digital Inc. is general partner of GDH LP, the operating partnership and the parent company of a number of other operating subsidiaries.
We filed our amended and restated certificate of incorporation with the Secretary of State of Delaware on May 13, 2025.
On December 9, 2021, GDH LP issued $500 million aggregate principal amount of 3.00% Exchangeable Senior Notes due 2026. From time to time and subject to the terms of the indentures governing the 2026 Exchangeable Notes, the 2026 Exchangeable Notes are exchangeable for shares of our Class A common stock at the option of the holders thereof.
On November 25, 2024, GDH LP issued $402.5 million aggregate principal amount of 2.500% Exchangeable Senior Notes due 2029. From time to time and subject to the terms of the indentures governing the 2029 Exchangeable Notes, the 2029 Exchangeable Notes are exchangeable for shares of our Class A common stock at the option of the holders thereof.
On October 10, 2025, we entered into investment agreements with funds affiliated with Capital Group for a $460 million private strategic investment in our Class A common stock (the “October Private Placement”), consisting of a purchase of 9,027,778 shares of Class A common stock from us and 3,750,000 shares of Class A common stock from certain of our executive officers, including our chief executive officer, at $36.00 per share. The October Private Placement closed on October 17, 2025.
On October 30, 2025, GDH LP issued $1.3 billion aggregate principal amount of its 0.50% Exchangeable Senior Notes due 2031. The 2031 Exchangeable Notes included $150 million issued upon the full exercise of the initial purchasers’ option to purchase additional 2031 Exchangeable Notes. From time to time and subject to the terms of the indentures governing the 2031 Exchangeable Notes, the 2031 Exchangeable Notes are exchangeable for shares of our Class A common stock at the option of the holders thereof.
Our principal executive offices are located at 300 Vesey Street, New York, NY 10282, and our telephone number is (212) 390-9216. Our website is https://www.galaxy.com. The information contained on, or that can be accessed from, our website does not form part of this prospectus. References to our website address do not constitute incorporation by reference of the information contained on the website, and the information contained on the website is not part of this prospectus or any other document that we file with or furnish to the SEC.

RISK FACTORS
Investment in any securities offered pursuant to this prospectus and any applicable prospectus supplement involves risks. Before deciding whether to invest in our securities, you should carefully consider the risk factors incorporated by reference in our most recent Annual Report on Form 10-K and any subsequent Quarterly Reports on Form 10-Q or Current Reports on Form 8-K, and all other information contained or incorporated by reference into this prospectus, as updated by our subsequent filings under the Exchange Act, and the risk factors and other information contained in any applicable prospectus supplement and any applicable free writing prospectus. The occurrence of any of these risks might cause you to lose all or part of your investment in the offered securities. There may be other unknown or unpredictable economic, business, competitive, regulatory or other factors that could have material adverse effects on our future results. Past financial performance may not be a reliable indicator of future performance, and historical trends should not be used to anticipate results or trends in future periods. If any of these risks actually occurs, our business, financial condition, results of operations or cash flow could be seriously harmed. This could cause the trading price of our securities to decline, resulting in a loss of all or part of your investment. Please also carefully read the section entitled “Special Note Regarding Forward-Looking Statements” included in our most recent Annual Report on Form 10-K and any subsequent Quarterly Reports on Form 10-Q or Current Reports on Form 8-K.

USE OF PROCEEDS
We will not receive any of the proceeds from the sale of the shares of Class A common stock being offered by any of the Registered Holders.
The Registered Holders will pay any underwriting discounts and commissions and any similar expenses they incur in disposing of the shares of Class A common stock, if any, and any related legal expenses incurred by them. We will bear all other costs, fees and expenses incurred in effecting the registration of the shares of Class A common stock covered by this prospectus, including all registration and filing fees, fees and expenses of compliance with securities or “blue sky” laws, listing application fees, printing expenses, transfer agent’s and registrar’s fees, costs of distributing prospectuses in preliminary and final form as well as any supplements thereto, and fees and disbursements of our counsel and all independent certified public accountants and other persons retained by us.

DESCRIPTION OF CAPITAL STOCK
The following description summarizes some of the terms of our amended and restated certificate of incorporation, as amended (the “certificate of incorporation”), our amended and restated bylaws (the “bylaws”) and the General Corporation Law of the State of Delaware (the “DGCL”). This description is summarized from, and qualified in its entirety by reference to, our certificate of incorporation and the bylaws, each of which has been publicly filed with the SEC, as well as the relevant provisions of the DGCL.
Common Stock
Our certificate of incorporation authorizes the issuance of 2,500,000,000 shares of common stock, consisting of (i) 2,000,000,000 shares of Class A common stock, par value $0.001 per share and (ii) 500,000,000 shares of Class B common stock, par value of $0.0000000001 per share (the “Class B common stock”).
We have one class of securities registered under Section 12 of the Exchange Act, which is the Class A common stock.
Class A Common Stock
Holders of shares of our Class A common stock are entitled to one vote for each share held of record on all matters on which stockholders are entitled to vote generally, including the election or removal of directors. The holders of our Class A common stock do not have cumulative voting rights in the election of directors.
Holders of shares of our Class A common stock are entitled to receive dividends when and if declared by our board of directors out of funds legally available therefor, subject to any statutory or contractual restrictions on the payment of dividends.
Upon our liquidation, dissolution or winding-up and after payment in full of all amounts required to be paid to creditors and to the holders of any outstanding class or series of stock having a preference over, or right to participate with, the common stock as to any such distributions, if any, the holders of shares of our Class A common stock will be entitled to receive pro rata our remaining assets available for distribution.
All shares of our Class A common stock are fully paid and non-assessable. The Class A common stock is not subject to further calls or assessments by us. The rights, powers and privileges of our Class A common stock are subject to those of the holders of any series or class of stock we may authorize and issue in the future.
Class B Common Stock
Each share of Class B common stock entitles its holders to one vote per share on all matters submitted to a vote of our stockholders. The number of issued and outstanding shares of Class B common stock will be equal to the number of issued and outstanding limited partnership units of GDH LP (“LP Units”) not held by us or one of our subsidiaries, and that such LP Units will be redeemable or exchangeable, on a one-for-one basis, for shares of Class A common stock.
Except for transfers to us pursuant to the seventh amended and restated limited partnership agreement of GDH LP (the “Amended LP Agreement”) or to certain permitted transferees, the LP Units and corresponding shares of Class B common stock may not be sold, transferred or otherwise disposed of. Holders of shares of our Class B common stock vote together with holders of our Class A common stock as a single class on all matters on which stockholders are entitled to vote, except as otherwise required by law.
The Class B common stock is not entitled to economic interests in us. Holders of LP Units and other future holders of our Class B common stock do not have any right to receive dividends or to receive a distribution upon a liquidation or winding up of us. However, if GDH LP makes distributions to us, the other holders of LP Units will be entitled to receive distributions pro rata in accordance with the percentages of their respective LP Units. The Class B common stock will not be subject to further calls or assessment by us.

Exchangeable Notes
GDH LP issued $500 million aggregate principal amount of 3.00% Exchangeable Senior Notes due 2026 (the “2026 Exchangeable Notes”), on December 9, 2021, $402.5 million aggregate principal amount of 2.500% Exchangeable Senior Notes due 2029 (the “2029 Exchangeable Notes”) on November 25, 2024 and $1.3 billion aggregate principal amount of 0.50% Exchangeable Senior Notes due 2031 (the “2031 Exchangeable Notes” and, together with the 2026 Exchangeable Notes and the 2029 Exchangeable Notes, the “Exchangeable Notes”). The Exchangeable Notes are general senior unsecured obligations of GDH LP.
The 2026 Exchangeable Notes were issued in a private placement transaction exempt from registration pursuant to Section 4(a)(2) under the Securities Act, and each of the 2029 Exchangeable Notes and 2031 Exchangeable Notes were sold in Rule 144A offerings after being initially issued to the initial purchasers in private placement transactions, in each case to purchasers who were both “qualified institutional buyers,” as defined in Rule 144A under the Securities Act, and “qualified purchasers” for purposes of Section 3(c)(7) of the Investment Company Act. Subject to the satisfaction of certain conditions and during certain periods, holders of the Exchangeable Notes may opt to exchange such notes for our Class A common stock, or in each case, at GDH LP’s election, cash or a combination thereof.
2026 Exchangeable Notes
The 2026 Exchangeable Notes accrue interest at a rate of 3.00% per year, payable semi-annually in arrears on June 15 and December 15 of each year. The initial exchange rate is 7,498.2210 shares of Class A common stock per $250,000 principal amount of Exchangeable Notes, and the maximum number of shares of our Class A common stock issuable upon the exchange of all such 2026 Exchangeable Notes is approximately 18.9 million as of December 31, 2024. The exchange rate applicable to the 2026 Exchangeable Notes (and such maximum number of shares issuable) is subject to adjustment if certain events occur. Further, following certain corporate events that occur prior to the maturity date, in certain circumstances the exchange rate will increase for the 2026 Exchangeable Notes of a holder who elects to exchange such notes in connection with such an occurrence.
In addition, if we undergo a “fundamental change,” subject to certain conditions, holders of the 2026 Exchangeable Notes may require GDH LP to repurchase for cash all or any portion of their 2026 Exchangeable Notes in principal amounts of $250,000 or an integral multiple thereof. The fundamental change repurchase price will be equal to 100% of the principal amount of the 2026 Exchangeable Notes to be repurchased, plus accrued and unpaid interest, if any, to, but excluding, the fundamental change repurchase date.
The 2026 Exchangeable Notes will mature on December 15, 2026 unless earlier exchanged, redeemed or repurchased. GDH LP may redeem for cash all or part of the 2026 Exchangeable Notes, at its option, from time to time on or after December 15, 2024 if the last reported sale price per ordinary share of our Class A common stock, as applicable, has been at least 130% of the exchange price then in effect for at least 20 trading days (whether or not consecutive) during any 30 consecutive trading day period ending on, and including, the trading day immediately preceding the date on which GDH LP provides notice of redemption, at a redemption price equal to 100% of the principal amount of the 2026 Exchangeable Notes to be redeemed, plus accrued and unpaid interest, if any, to, but excluding, the redemption date.
Holders may exchange their 2026 Exchangeable Notes at their option prior to the close of business on the business day immediately preceding September 15, 2026 in multiples of $250,000 principal amount, only under the following circumstances:
◦during any calendar quarter commencing after the calendar quarter ending on March 31, 2022 (and only during such calendar quarter), if the last reported sale price per share of common stock for at least 20 trading days (whether or not consecutive) during the period of 30 consecutive trading days ending on the last trading day of the immediately preceding calendar quarter is greater than or equal to 115% of the exchange price on each applicable trading day;
◦during the five business day period after any ten consecutive trading day period (the “measurement period”) in which the trading price (as determined in accordance with the terms set forth in the applicable indenture)

per $250,000 principal amount of 2026 Exchangeable Notes for each trading day of the measurement period was less than 98% of the product of the last reported sale price per share of common stock and the exchange rate on each such trading day;
◦if GDH LP calls the 2026 Exchangeable Notes for redemption, but only with respect to the 2026 Exchangeable Notes called for redemption; or
◦upon the occurrence of specified corporate events described in the applicable indenture.
On or after September 15, 2026, and prior to the close of business on the second scheduled trading day immediately preceding the maturity date of the 2026 Exchangeable Notes, holders may exchange their 2026 Exchangeable Notes, in multiples of $250,000 principal amount, at their option at any time.
2029 Exchangeable Notes
The 2029 Exchangeable Notes accrue interest at a rate of 2.500% per year, payable semi-annually in arrears on June 1 and December 1 of each year, beginning on June 1, 2025.
The initial exchange rate is 10,497.5856 shares of Class A common stock per $250,000 principal amount of 2029 Exchangeable Notes, and the maximum number of shares of our Class A common stock issuable upon the exchange of all such 2029 Exchangeable Notes is approximately 23.2 million. The exchange rate applicable to the 2029 Exchangeable Notes (and such maximum number of shares issuable) is subject to adjustment if certain events occur. Further, following certain corporate events that occur prior to the maturity date or GDH LP’s delivery of a notice of redemption, in certain circumstances the exchange rate will increase for the 2029 Exchangeable Notes of a holder who elects to exchange such notes in connection with such an occurrence or a notice of redemption, as the case may be.
In addition, if we undergo a “fundamental change,” subject to certain conditions, holders of the 2029 Exchangeable Notes may require GDH LP to repurchase for cash all or any portion of their 2029 Exchangeable Notes in principal amounts of $250,000 or an integral multiple thereof. The fundamental change repurchase price will be equal to 100% of the principal amount of the 2029 Exchangeable Notes to be repurchased, plus accrued and unpaid interest, if any, to, but excluding, the fundamental change repurchase date.
The 2029 Exchangeable Notes will mature on December 1, 2029 unless earlier exchanged, redeemed or repurchased. GDH LP may not redeem the 2029 Exchangeable Notes prior to December 6, 2027. GDH LP may redeem for cash all or part of the 2029 Exchangeable Notes, at its option, from time to time on or after December 6, 2027 and prior to the 41st scheduled trading day immediately before the maturity date, but only if the last reported sale price per ordinary share of our Class A common stock, as applicable, has been at least 130% of the exchange price then in effect for at least 20 trading days (whether or not consecutive) during any 30 consecutive trading day period ending on, and including, the trading day immediately preceding the date on which GDH LP provides notice of redemption, at a redemption price equal to 100% of the principal amount of the 2029 Exchangeable Notes to be redeemed, plus accrued and unpaid interest, if any, to, but excluding, the redemption date.
Holders may exchange their 2029 Exchangeable Notes at their option prior to the close of business on the business day immediately preceding September 1, 2029 in multiples of $250,000 principal amount, only under the following circumstances:
◦during any calendar quarter commencing after the calendar quarter ending on March 31, 2025 (and only during such calendar quarter), if the last reported sale price per share of common stock for at least 20 trading days (whether or not consecutive) during the period of 30 consecutive trading days ending on the last trading day of the immediately preceding calendar quarter is greater than or equal to 130% of the exchange price on each applicable trading day;
◦during the five business day period after any ten consecutive trading day period (the “measurement period”) in which the trading price (as determined in accordance with the terms set forth in the applicable indenture) per $250,000 principal amount of 2029 Exchangeable Notes for each trading day of the measurement period was less than 98% of the product of the last reported sale price per share of common stock and the exchange rate on each such trading day;
◦if GDH LP calls the 2029 Exchangeable Notes for redemption, but only with respect to the 2029 Exchangeable Notes called for redemption; or
◦upon the occurrence of specified corporate events described in the applicable indenture.
But in no event prior to the initial exchange date (as defined in the applicable indenture) unless certain conditions are satisfied.
On or after September 1, 2029, and prior to the close of business on the second scheduled trading day immediately preceding the maturity date of the 2029 Exchangeable Notes, holders may exchange their 2029 Exchangeable Notes, in multiples of $250,000 principal amount, at their option at any time.
2031 Exchangeable Notes
The 2031 Exchangeable Notes accrue interest at a rate of 0.50% per year, payable semi-annually in arrears on May 1 and November 1 of each year, beginning on May 1, 2026.
The initial exchange rate is 17.9352 shares of Class A common stock per $1,000 principal amount of 2031 Exchangeable Notes, and the maximum number of shares of our Class A common stock issuable upon the exchange of all such 2031 Exchangeable Notes is approximately 32.1 million. The exchange rate applicable to the 2031 Exchangeable Notes (and such maximum number of shares issuable) is subject to adjustment if certain events occur. Further, following certain corporate events that occur prior to the maturity date or GDH LP’s delivery of a notice of redemption, in certain circumstances the exchange rate will increase for the 2031 Exchangeable Notes of a holder who elects to exchange such notes in connection with such an occurrence or a notice of redemption, as the case may be.
In addition, if we undergo a “fundamental change,” subject to certain conditions, holders of the 2031 Exchangeable Notes may require GDH LP to repurchase for cash all or any portion of their 2031 Exchangeable Notes in principal amounts of $1,000 or an integral multiple thereof. The fundamental change repurchase price will be equal to 100% of the principal amount of the 2031 Exchangeable Notes to be repurchased, plus accrued and unpaid interest, if any, to, but excluding, the fundamental change repurchase date.
The 2031 Exchangeable Notes will mature on May 1, 2031 unless earlier exchanged, redeemed or repurchased. GDH LP may not redeem the 2031 Exchangeable Notes prior to November 6, 2028. GDH LP may redeem for cash all or part of the 2031 Exchangeable Notes, at its option, from time to time on or after November 6, 2028 and prior to the 41st scheduled trading day immediately before the maturity date, but only if the last reported sale price per ordinary share of our Class A common stock, as applicable, has been at least 130% of the exchange price then in effect for at least 20 trading days (whether or not consecutive) during any 30 consecutive trading day period ending on, and including, the trading day immediately preceding the date on which GDH LP provides notice of redemption, at a redemption price equal to 100% of the principal amount of the 2031 Exchangeable Notes to be redeemed, plus accrued and unpaid interest, if any, to, but excluding, the redemption date.
Holders may exchange their 2031 Exchangeable Notes at their option prior to the close of business on the business day immediately preceding February 1, 2031 in multiples of $1,000 principal amount, only under the following circumstances:
◦during any calendar quarter commencing after the calendar quarter ending on December 31, 2025 (and only during such calendar quarter), if the last reported sale price per share of Class A common stock for at least 20 trading days (whether or not consecutive) during the period of 30 consecutive trading days ending on the last trading day of the immediately preceding calendar quarter is greater than or equal to 130% of the exchange price on each applicable trading day;
◦during the five business day period after any ten consecutive trading day period (the “measurement period”) in which the trading price (as determined in accordance with the terms set forth in the applicable indenture)

per $1,000 principal amount of 2031 Exchangeable Notes for each trading day of the measurement period was less than 98% of the product of the last reported sale price per share of common stock and the exchange rate on each such trading day;
◦if GDH LP calls the 2031 Exchangeable Notes for redemption, but only with respect to the 2031 Exchangeable Notes called for redemption; or
◦upon the occurrence of specified corporate events described in the applicable indenture.
On or after February 1, 2031, and prior to the close of business on the second scheduled trading day immediately preceding the maturity date of the 2031 Exchangeable Notes, holders may exchange their 2031 Exchangeable Notes, in multiples of $1,000 principal amount, at their option at any time.
Dividends
The DGCL permits a corporation to declare and pay dividends out of “surplus” or, if there is no “surplus,” out of its net profits for the fiscal year in which the dividend is declared and/or the preceding fiscal year. “Surplus” is defined as the excess of the net assets of the corporation over the amount determined to be the capital of the corporation by its board of directors. The capital of the corporation is typically calculated to be (and cannot be less than) the aggregate par value of all issued shares of capital stock. Net assets equal the fair value of the total assets minus total liabilities. The DGCL also provides that dividends may not be paid out of net profits if, after the payment of the dividend, remaining capital would be less than the capital represented by the outstanding stock of all classes having a preference upon the distribution of assets. Declaration and payment of any dividend will be subject to the discretion of our board of directors.
Stockholder Meetings
Our organizational documents provide that annual stockholder meetings will be held at a date, time and place, if any, as exclusively selected by our board of directors. Our certificate of incorporation provides that, subject to any special rights of the holders as required by law, special meetings of the stockholders can only be called by the chairman of our board, our chief executive officer, our president or at the request of holders of a majority of the total voting power of our outstanding shares of common stock, voting together as a single class. Except as described above, stockholders are not permitted to call a special meeting or to require the board of directors to call a special meeting. To the extent permitted under applicable law, we may conduct meetings by remote communications, including by webcast.
Transferability, Redemption and Exchange
Under the Amended LP Agreement, the holders of LP Units and other future holders of LP Units have the right (subject to the terms of the Amended LP Agreement) to require GDH LP to redeem all or a portion of their LP Units for, at our election, newly issued shares of Class A common stock on a one-for-one basis or a cash payment equal to volume weighted average market price of one share of our Class A common stock based on the number of LP Units redeemed (subject to customary adjustments, including for stock splits, stock dividends and reclassifications) in accordance with the terms of the Amended LP Agreement. Additionally, in the event of a redemption request by a holder of LP Units, we may, at our election, effect a direct exchange of cash or Class A common stock for LP Units in lieu of such a redemption. Shares of Class B common stock will be canceled on a one-for-one basis if we, following a redemption request of a holder of LP Units, redeem or exchange LP Units of such holder of LP Units pursuant to the terms of the Amended LP Agreement.
Except for transfers to us pursuant to the Amended LP Agreement or to certain permitted transferees, the LP Units and corresponding shares of Class B common stock may not be sold, transferred or otherwise disposed of.
We may also take certain actions with respect to both the Class A common stock and the Class B common stock including preventing the transfer of our capital stock, redeeming our capital stock at par or restricting the exercise of rights with respect to capital stock in certain circumstances as described below under “—Certain Certificate of

Incorporation, Bylaws and Statutory Provisions—Anti-Takeover Effects of our Organizational Documents and Certain Provisions of Delaware Law—Transfer Restrictions; Our Regulatory Redemption Right.”
Other Provisions
Neither the Class A common stock nor the Class B common stock has any preemptive or other subscription rights.
There are no redemption, conversion or sinking fund provisions applicable to the Class A common stock or Class B common stock.
At such time when no LP Units remain redeemable or exchangeable for shares of our Class A common stock, our Class B common stock will be canceled.
Preferred Stock
Our authorized shares of capital stock does not currently include any shares of preferred stock. Subject to receiving requisite approvals, we may in the future issue shares of preferred stock in one or more series and may, at the time of issuance, determine the powers, rights, preferences, qualifications, limitations and restrictions of each series. Satisfaction of any dividend preferences of outstanding shares of preferred stock would reduce the amount of funds available for the payment of dividends on shares of common stock. Holders of shares of preferred stock may be entitled to receive a preference payment in the event of any liquidation, dissolution or winding-up of our company before any payment is made to the holders of shares of common stock. In some circumstances, the issuance of shares of preferred stock may render more difficult or tend to discourage a merger, tender offer or proxy contest, the assumption of control by a holder of a large block of our securities or the removal of incumbent management. If we amend our certificate of incorporation to include authorized shares of preferred stock, our board of directors, upon effectiveness of such amendment and without stockholder approval, may issue shares of preferred stock with voting and conversion rights which could adversely affect the holders of shares of common stock. The number of authorized shares of preferred stock or any class or series thereof, if any, may be increased or decreased.
Corporate Opportunity
Delaware law permits corporations to adopt provisions renouncing any interest or expectancy in certain opportunities that are presented to the corporation or its officers, directors or stockholders. Our certificate of incorporation, to the maximum extent permitted from time to time by Delaware law, renounces any interest or expectancy that we have in, or right to be offered an opportunity to participate in, specified business opportunities that are from time to time presented to members of our board of directors who are not employees of Galaxy. Our certificate of incorporation provides that, to the fullest extent permitted by law, none of our directors who are not employed by us (including any non-employee director who serves as one of our officers in both his or her director and officer capacities) or his or her affiliates will have any duty to refrain from (i) engaging in a corporate opportunity in the same or similar lines of business in which we or our affiliates now engage or propose to engage or (ii) otherwise competing with us or our affiliates.
In addition, to the fullest extent permitted by law, in the event that any non-employee director acquires knowledge of a potential transaction or other business opportunity which may be a corporate opportunity for itself, himself or herself or its, his or her affiliates or for us or our affiliates, such person will have no duty to communicate or offer such transaction or business opportunity to us or any of our affiliates and they may take any such opportunity for themselves or offer it to another person or entity.
Our certificate of incorporation does not renounce our interest in any business opportunity that is expressly offered to a non-employee director solely in his or her capacity as a director or officer of Galaxy. In addition, these provisions shall not release any person who is or was our employee from any obligations or duties that such person may otherwise have under applicable law or pursuant to any other agreement with us. To the fullest extent permitted by law, no business opportunity will be deemed to be a potential corporate opportunity for us unless we would be permitted to undertake the opportunity under our certificate of incorporation, we have sufficient financial resources to undertake the opportunity and the opportunity would be in line with our business.

Certain Certificate of Incorporation, Bylaws and Statutory Provisions
The provisions of our organizational documents and of the DGCL summarized below may have an anti-takeover effect and may delay, defer or prevent a tender offer or takeover attempt that you might consider in your best interest, including an attempt that might result in your receipt of a premium over the market price for your shares of Class A common stock.
Anti-Takeover Effects of our Organizational Documents and Certain Provisions of Delaware Law
Our organizational documents and the DGCL contain provisions that are summarized in the following paragraphs and that are intended to enhance the likelihood of continuity and stability in the composition of our board of directors. These provisions are intended to avoid costly takeover battles, reduce our vulnerability to a hostile or abusive change of control and enhance the ability of our board of directors to maximize stockholder value in connection with any unsolicited offer to acquire our company. However, these provisions may have an anti-takeover effect and may delay, deter or prevent a merger or acquisition of us by means of a tender offer, a proxy contest or other takeover attempt that a stockholder might consider in its best interest, including those attempts that might result in a premium over the prevailing market price for the shares of common stock held by stockholders.
No cumulative voting. Under Delaware law, the right to vote cumulatively does not exist unless the certificate of incorporation specifically authorizes cumulative voting. Our certificate of incorporation does not authorize cumulative voting. Therefore, stockholders holding a majority in voting power of the shares of our common stock entitled to vote generally in the election of directors will be able to elect all our directors.
Election of directors. Our organizational documents provide that the number of directors will be fixed from time to time exclusively pursuant to a resolution adopted by the board of directors. Our Director Nomination Agreement also provides that Galaxy Group Investments LLC, an entity controlled by our Founder, subject to certain beneficial ownership requirements, is entitled to nominate one director to the board (and we will agree to recommend the election of any such nominee and use reasonable best efforts to support any such nominee for election), which nominee shall initially be our Founder. Our certificate of incorporation also provides that, any vacancies on our board will be filled only by the affirmative vote of a majority of the remaining directors, even if less than a quorum.
Removal of directors; vacancies and newly created directorships. Subject to obtaining any required stockholder votes, directors may be removed, with or without cause, by the majority vote of the total voting power of our outstanding shares of common stock, voting together as a single class. This requirement of a majority vote to remove directors could enable our Founder (or any future holder of a large portion of our total voting power) to exercise veto power over or otherwise significantly influence any such removal. Prior to such time, directors may be removed, but for cause only, by the affirmative vote of the holders of a majority of the total voting power of our outstanding shares of common stock.
Action by written consent; special meetings of stockholders. Pursuant to Section 228 of the DGCL, our certificate of incorporation provides that any stockholder action permitted to be taken by or at any annual or special meeting of our stockholders may be effected without a meeting, without prior notice and without a vote, by the written consent of the holders of the majority of the total voting power of our outstanding stock entitled to vote thereon. Our certificate of incorporation also provides that, subject to any special rights of the holders as required by law, special meetings of the stockholders can be called by the chairman of the board of directors, the chief executive officer or the president of the company or, at the request of holders of a majority of the total voting power of our outstanding shares of common stock, voting together as a single class.
Advance notice procedures. Our bylaws establish an advance notice procedure for stockholder proposals to be brought before an annual meeting of our stockholders, including proposed nominations of persons for election to the board of directors. Unless our board of directors elects to waive any applicable requirements, stockholders at an annual meeting will only be able to consider proposals or nominations specified in the notice of meeting or brought before the meeting by or at the direction of the board of directors or by a stockholder who was a stockholder of record on the record date for the meeting, who is entitled to vote at the meeting and who has given our Secretary timely written notice, in proper form, of the stockholder’s intention to bring that business before the meeting. Although the bylaws do not give our board of directors the power to approve or disapprove stockholder nominations of candidates or proposals regarding other business to be conducted at a special or annual meeting, the bylaws may have the effect of precluding the conduct of certain business at a meeting if the proper procedures are not followed and our board of directors does not waive compliance with such procedures or may discourage or deter a potential acquirer from conducting a solicitation of proxies to elect its own slate of directors or otherwise attempting to obtain control of our company.
Super-majority approval requirements. The DGCL generally provides that the affirmative vote of the holders of a majority of the total voting power of the shares entitled to vote on any matter is required to amend a corporation’s certificate of incorporation or bylaws, unless either a corporation’s certificate of incorporation or bylaws require a greater percentage. Our organizational documents provide that the affirmative vote of holders of 66 2/3% of the total voting power of our outstanding common stock eligible to vote in the election of directors, voting together as a single class, is required to amend, alter, change or repeal specified provisions, including those relating to actions by written consent of stockholders, calling of special meetings of stockholders, election and removal of directors, business combinations and amendment of our organizational documents. This requirement of a super-majority vote to approve amendments to our organizational documents could enable a minority of our stockholders to exercise veto power over any such amendments.
Authorized but unissued shares. The authorized but unissued shares of common stock are available for future issuance without stockholder approval, subject to any limitations imposed by the listing rules of Nasdaq. The existence of authorized but unissued and unreserved common stock could make more difficult or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise. See “—Authorized but Unissued Capital Stock” above.
Transfer Restrictions; Our Regulatory Redemption Right. The certificate of incorporation provides that we may request that holders or proposed transferees of our capital stock provide such information (including, without limitation, information with respect to citizenship, other holdings of our capital stock and affiliations) as we may reasonably request to determine whether the ownership of, or the exercise of any rights with respect to, our capital stock by such stockholder could result in such stockholder beneficially owning more than 9.9% of our issued and outstanding capital stock on a fully diluted basis (a “Violation”). This provision is designed to ensure we comply with the various licensing regimes of the several jurisdictions in which we operate, as the acquisition of more than 10% of our issued and outstanding capital stock in such jurisdictions could require regulatory notifications and/or consents.
In the event a holder or proposed transferee fails to respond to our request for information or if, upon review of information provided by such holder or proposed transferee, our board of directors determines that such person’s holdings or acquisition of our capital stock would result in a Violation, we may refuse to permit any such transfer of capital stock, refuse to honor any transfer of capital stock purported to have been effected (in which case, such transfer shall be deemed to have been void ab initio), suspend rights of stock ownership the exercise of which could result in a Violation, or redeem such shares of our capital stock at par, on such other terms and conditions as our board of directors may determine. The certificate of incorporation provides that our board of directors may, in its sole discretion, exempt (proactively or retroactively) any person from the foregoing restrictions. The existence of such requirement to provide our board of directors with information on request, and the actions that are available to our board of directors in the event we determine that a Violation has occurred (or would occur as a result of a proposed transaction), could make more difficult or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise, and otherwise discourage stockholders and potential transferees or other investors from acquiring large positions in our capital stock, any of which could have the effect of negatively impacting the market price and transferability of our Class A common stock.
Business combinations with interested stockholders. In general, Section 203 of the DGCL prohibits a publicly held Delaware corporation from engaging in a business combination, such as a merger, with a person or group owning 15% or more of the corporation’s voting stock for a period of three years following the date the person became an interested stockholder, unless (with certain exceptions) the business combination or the transaction in which the person became an interested stockholder is approved in a prescribed manner. We have opted out of Section 203 of the DGCL; however, our certificate of incorporation contains similar provisions providing that we may not engage in certain “business combinations” with any “interested stockholder” for a three-year period following the time that the stockholder became an interested stockholder, unless:
◦prior to such time, our board of directors approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;
◦upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of our voting stock outstanding at the time the transaction commenced, excluding certain shares; or
◦at or subsequent to that time, the business combination is approved by our board of directors and by the affirmative vote of holders of at least 66 2/3% of our outstanding voting stock that is not owned by the interested stockholder.
Generally, a “business combination” includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder. Subject to certain exceptions, an “interested stockholder” is a person who, together with that person’s affiliates and associates, owns, or within the previous three years owned, 15% or more of our outstanding voting stock. For purposes of this section only, “voting stock” has the meaning given to it in Section 203 of the DGCL.
Under certain circumstances, this provision will make it more difficult for a person who would be an “interested stockholder” to effect various business combinations with us for a three-year period. This provision may encourage companies interested in acquiring us to negotiate in advance with our board of directors because the stockholder approval requirement would be avoided if our board of directors approves either the business combination or the transaction that results in the stockholder becoming an interested stockholder. These provisions also may have the effect of preventing changes in our board of directors and may make it more difficult to accomplish transactions that stockholders may otherwise deem to be in their best interests.
Our certificate of incorporation provides that our Founder, and any direct or indirect transferees of our Founder and any group as to which such persons are a party, do not constitute “interested stockholders” for purposes of this provision.
Limitations on Liability and Indemnification of Officers and Directors
The DGCL authorizes corporations to limit or eliminate the personal liability of directors and officers to corporations and their stockholders for monetary damages for breaches of directors’ and officers’ fiduciary duties, subject to certain exceptions. Our certificate of incorporation includes a provision that eliminates the personal liability of directors and officers for monetary damages to the corporation or its stockholders for any breach of fiduciary duty as a director or an officer, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL. The effect of these provisions is to eliminate the rights of us and our stockholders, through stockholders’ derivative suits on our behalf, to recover monetary damages from a director or an officer for breach of fiduciary duty as a director or an officer, including breaches resulting from grossly negligent behavior. However, exculpation does not apply to any director or officer if such director or officer has breached such director’s or officer’s duty of loyalty, acted in bad faith, knowingly or intentionally violated the law, authorized illegal dividends, redemptions or repurchases or derived an improper benefit from his or her actions as a director or an officer.
Our bylaws generally provide that we must indemnify and advance expenses to our directors and officers to the fullest extent authorized by the DGCL. We also are expressly authorized to carry directors’ and officers’ liability insurance providing indemnification for our directors, officers and certain employees for some liabilities. We believe that these indemnification and advancement provisions and insurance are useful to attract and retain qualified directors and executive officers.
The limitation of liability, indemnification and advancement provisions in our organizational documents may discourage stockholders from bringing a lawsuit against directors or officers for breach of their fiduciary duty. These provisions also may have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit us and our stockholders. In addition, your investment may be adversely affected to the extent we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions.
Dissenters’ Rights of Appraisal and Payment
Under the DGCL, with certain exceptions, generally, a stockholder of a publicly traded corporation does not have appraisal rights in connection with a merger. In the event appraisal rights are available in connection with a merger or consolidation, pursuant to the DGCL, stockholders who properly demand and perfect appraisal rights in connection with such merger or consolidation will have the right to receive payment of the fair value of their shares as determined by the Delaware Court of Chancery, plus interest, if any, on the amount determined to be the fair value, from the effective time of the merger or consolidation through the date of payment of the judgment.
Stockholders’ Derivative Actions
Under the DGCL, any of our stockholders may bring an action in our name to procure a judgment in our favor, also known as a derivative action, provided that the stockholder bringing the action is a holder of our shares at the time of the transaction to which the action relates or such stockholder’s stock thereafter devolved by operation of law. To bring such an action, the stockholder must otherwise comply with Delaware law regarding derivative actions.
Exclusive Forum
Under our certificate of incorporation, unless we consent in writing to the selection of an alternative forum, to the fullest extent permitted by law, the sole and exclusive forum for (i) any derivative action or proceeding brought on our behalf, (ii) any action or proceeding asserting a claim of breach of a fiduciary duty owed by any of our directors, officers or other employees to us or our stockholders, (iii) any action or proceeding arising pursuant to, or seeking to enforce any right, obligation or remedy under, any provision of the DGCL, or our organizational documents, (iv) any action or proceeding seeking to interpret, apply, enforce or determine the validity of our organizational documents, (v) any action or proceeding asserting a claim that is governed by the internal affairs doctrine or (vi) any action or proceeding as to which the DGCL confers jurisdiction on the Court of Chancery of the State of Delaware shall be the Court of Chancery of the State of Delaware (or, if the Court of Chancery does not have subject matter jurisdiction, another state court sitting in the State of Delaware (or, if no state court located within the State of Delaware has jurisdiction, the federal district court for the District of Delaware)), in all cases subject to the court having jurisdiction over indispensable parties named as defendants. Additionally, our certificate of incorporation states that the foregoing provision will not apply to claims arising under the Securities Act, the Exchange Act or other federal securities laws for which there is exclusive federal or concurrent federal and state jurisdiction. Our certificate of incorporation also provides that the federal district courts of the United States will be the exclusive forum for resolving any complaint asserting a cause of action under the Securities Act or the Exchange Act.
Any person or entity purchasing or otherwise acquiring or holding any interest in any of our securities shall be deemed to have notice of and consented to these provisions. The enforceability of similar choice of forum provisions in other companies’ charter documents has been challenged in legal proceedings, and it is possible that a court could find these types of provisions to be inapplicable or unenforceable.
Transfer Agent and Registrar
The transfer agent and registrar for the Class A common stock is Equiniti Trust Company, LLC (formerly known as American Stock Transfer & Trust Company, LLC).
Listing
Our Class A common stock is currently listed on Nasdaq under the symbol “GLXY.” In addition, we enable a natively tokenized version of our Class A common stock.

REGISTERED HOLDERS
This prospectus relates to the possible resale by certain of the Registered Holders from time to time of up to an aggregate of 265,061,636 shares of Class A common stock. The term “Registered Holder” includes donees, pledgees, transferees or other permitted successors in interest selling shares of Class A common stock received after the date of this prospectus from a Registered Holder as a gift, pledge, partnership distribution or other transfer.
The following table, and footnote disclosure following the table, sets forth information concerning the shares of Class A common stock that may be offered from time to time by each Registered Holder, the nature of any position, office or other material relationship, if any, that each Registered Holder has had within the past three years with us or with any of our predecessors or affiliates and the number of shares of Class A common stock beneficially owned by each Registered Holder before this offering. The number of shares beneficially owned by each Registered Holder is determined under rules issued by the SEC. Under these rules, beneficial ownership includes any shares as to which the Registered Holder has sole or shared voting power or investment power. Percentage ownership is based on 191,423,674 shares of Class A common stock outstanding as of May 1, 2026. In computing the number of shares beneficially owned by a Registered Holder and their percentage ownership, shares of Class A common stock subject to options, warrants or other rights held by such Registered Holder that are currently exercisable or will become exercisable within 60 days of December 1, 2025 are considered outstanding, although these shares are not considered outstanding for purposes of computing the percentage ownership of any other Registered Holder. For purposes of this table, we have assumed that the Registered Holders will have sold all of the securities covered by this prospectus upon the completion of the offering. Unless otherwise indicated, the address for each listed stockholder is: c/o 300 Vesey Street, 13th Floor, New York, NY, 10282. To our knowledge, except as indicated in the footnotes to this table and pursuant to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all shares of common stock.
The information in the following table has been provided to us by or on behalf of the Registered Holders and the Registered Holders may have sold, transferred or otherwise disposed of all or a portion of their securities after the date on which they provided us with information regarding their securities. A Registered Holder may sell all, some or none of its securities in this offering. See “Plan of Distribution.”

	Class A common stock beneficially owned (on a fully exchanged and converted basis)(1)
	Before this offering		Shares to be sold in this offering(2)	After this offering(2)
Name of Selling Stockholder	Number	Percentage	Number	Number	Percentage
Galaxy Group Investments LLC(3)	202,346,000	51.91%	202,346,000	—	—%
Linden Capital L.P.(4)	11,236,953	2.88%	11,236,953	—	—%
Christopher Ferraro(5)	6,515,722	1.67%	4,661,001	1,854,721	*
MMCAP International Inc. SPC(6)	5,060,097	1.30%	5,060,097	—	—%
Kim M. Pillemer (7)	4,182,452	1.07%	4,123,751	58,701	*
Voya Investment Management Co. LLC(8)	3,502,029	*	3,502,029	—	—%
Rovida Investment Management Limited(9)	3,413,698	*	2,127,498	1,286,200	*
Entities affiliated with Millennium Management LLC(10)	2,977,032	*	2,712,560	264,472	*
Dechomai Asset Trust(11)	2,750,000	*	2,750,000	—	—%
Context Partners Master Fund, L.P.(12)	2,349,998	*	2,349,998	—	—%
Steven J. Kurz(13)	2,284,739	*	1,520,278	764,461	*
Michael Ashe(14)	1,203,652	*	60,903	1,142,749	*
XN Exponent Master Fund LP(15)	978,649	*	978,649	—	—%
Andrew N. Siegel(16)	619,680	*	223,169	396,511	*
Advent Capital Management, LLC(17)	445,105	*	445,105	—	—%
D. E. Shaw Valence International, Inc.(18)	425,500	*	425,500	—	—%

	Class A common stock beneficially owned (on a fully exchanged and converted basis)(1)
	Before this offering		Shares to be sold in this offering(2)	After this offering(2)
Name of Selling Stockholder	Number	Percentage	Number	Number	Percentage
i-Vision Fund Limited(19)	212,750	*	212,750	—	—%
Veronica M. Adgate(20)	146,899	*	122,485	24,414	*
XN Vector Master Fund LP(21)	85,100	*	85,100	—	—%
UNTP Holdings, LLC(22)	63,825	*	63,825	—	—%
Ke Xing Wu(23)	54,756	*	54,756	—	—%
Entities advised by Capital Research Global Investors, a division of Capital Research and Management Company(24)	18,135,885	4.65%	12,777,778	5,358,107	1.37%
Linden Advisors LP(25)	942,786	*	942,786	—	—%
Ghisallo Master Fund LP(26)	2,842,785	*	2,342,785	500,000	*
Context Partners Master Fund, L.P.(27)	3,440,195	*	3,440,195	—	—%
Entities affiliated with Millennium Management LLC(28)	2,218,974	*	495,683	1,723,291	*
_________________
*Less than one percent.
(1)Assumes that, where applicable, (i) all LP Units held by the Selling Stockholders were redeemed or exchanged for an equivalent number of newly issued shares of Class A common stock in accordance with the terms of the Amended LP Agreement, (ii) all 2026 Exchangeable Notes held by the Selling Stockholders were exchanged for shares of Class A common stock at the maximum exchange rate of 10,637.4857 shares of Class A common stock per $250,000 principal amount of 2026 Exchangeable Notes and (iii) all 2029 Exchangeable Notes held by the Selling Stockholders were exchanged for shares of Class A common stock at the maximum exchange rate of 14,434.1801 shares of Class A common stock per $250,000 principal amount of 2029 Exchangeable Notes. The exchange rate and the number of shares of Class A common stock issuable upon exchange of the Exchangeable Notes is subject to adjustment upon the occurrence of certain events set forth in the indentures governing the Exchangeable Notes and described herein under “Description of Capital Stock—Common Stock—Exchangeable Notes.” The number of shares of Class A common stock registered pursuant to the registration statement of which this prospectus forms a part includes an indeterminate number of ordinary shares that may be issued in connection with any share split, share dividend, dividend or other distribution, recapitalization or similar event or pursuant to the anti-dilution provisions set forth in the indenture governing the Exchangeable Notes. However, additional ordinary shares potentially issuable as a result of the foregoing are not included in the share amounts set forth in the table.
(2)Assumes the sale of all of the Resale Shares offered by the Selling Stockholders pursuant to this prospectus.
(3)Represents 202,346,000 LP Units redeemable or exchangeable for an equivalent number of shares of Class A common stock. Michael Novogratz is the beneficial owner of all securities held by Galaxy Group Investments LLC. The address of the Selling Stockholder is 107 Grand Street, 7th Floor, New York, New York 10013.
(4)Represents 11,236,953 shares of Class A common stock issuable upon the exchange of all Exchangeable Notes at the maximum exchange rate. The securities held by Linden Capital L.P. are indirectly held by Linden Advisors LP (the investment manager of Linden Capital L.P.), Linden GP LLC (the general partner of Linden Capital L.P.), and Mr. Siu Min (Joe) Wong (the principal owner and the controlling person of Linden Advisors LP and Linden GP LLC). Linden Capital L.P., Linden Advisors LP, Linden GP LLC and Mr. Wong share voting and dispositive power with respect to the securities held by Linden Capital L.P. The address of the Selling Stockholder is c/o Linden Advisors LP, 590 Madison Avenue, 32nd Floor, New York, New York 10022.
(5)Represents (i) 1,167,886 shares of Class A common stock, (ii) 4,661,001 LP Units redeemable or exchangeable for an equivalent number of shares of Class A common stock and (iii) 686,835 shares of Class A common stock issuable upon the exercise of options within 60 days of May 23, 2025.
(6)Represents 5,060,097 shares of Class A common stock issuable upon the exchange of all Exchangeable Notes at the maximum exchange rate. MM Asset Management Inc. is the investment advisor to MMCAP International Inc. SPC. Matthew MacIsaac, Secretary of MM Asset Management Inc., may be deemed to have shared voting power and shared investment power over the shares held by MMCAP International Inc. SPC. The business address of the Selling Stockholder is Mourant Governance Service (Cayman) Ltd. 94 Solaris Ave Camara Bay Box 1348 Grand Cayman, Cayman Islands KY1-1108.
(7)Represents (i) 58,701 shares of Class A common stock and (ii) 4,123,751 LP Units redeemable or exchangeable for an equivalent number of shares of Class A common stock. The address of the Selling Stockholder is 555 W 22nd Street, New York, New York 10011.
(8)Represents (i) 1,211,894 shares of Class A common stock owned by Allianz Global Investors Fund - Allianz Income and Growth Fund issuable upon the exchange of $20,990,000 aggregate principal amount of Exchangeable Notes, for which Allianz Global Investors GmbH exercises sole voting power (ii) 603,927 shares of Class A common stock owned by Virtus Convertible Fund issuable upon the exchange of $10,460,000 aggregate principal amount of Exchangeable Notes, (iii) 422,633 shares of Class A common stock owned by Arkansas Teacher Retirement System issuable upon the exchange of $7,320,000 aggregate principal amount of Exchangeable Notes, (iv) 200,924 shares of Class A common stock owned by Virtus Artificial Intelligence & Technology Opportunities Fund issuable upon the exchange of $3,480,000 aggregate principal amount of Exchangeable Notes, (v) 154,446 shares of Class A common stock owned by Virtus Convertible & Income Fund issuable upon the exchange of $2,675,000 aggregate principal amount of Exchangeable Notes, (vi) 129,042 shares of Class A common stock owned by Virtus Dividend, Interest & Premium Strategy Fund issuable upon the exchange of $2,235,000 aggregate principal amount of Exchangeable Notes, (vii) 122,691 shares of Class A common stock owned by Virtus Convertible & Income Fund II issuable upon the exchange of $2,125,000 aggregate principal amount of Exchangeable Notes, (viii) 122,402 shares of Class A common stock owned by Virtus Equity & Convertible Income Fund issuable upon the exchange of $2,120,000 aggregate principal amount of Exchangeable Notes, (ix) 116,051 shares of Class A common stock owned by Virtus Income & Growth Fund issuable upon the exchange of $2,010,000 aggregate principal amount of Exchangeable Notes, (x) 92,379 shares of Class A common stock owned by Virtus Diversified Income & Convertible Fund issuable upon the exchange of $1,600,000 aggregate principal amount of Exchangeable Notes, (xi) 82,853 shares of Class A common stock owned by Allianz Global Investors Fund - Allianz Artificial Intelligence Income and Growth issuable upon the exchange of $1,435,000 aggregate principal amount of Exchangeable Notes, for which Allianz Global Investors Taiwan Limited exercises sole voting power, (xii) 56,005 shares of Class A common stock owned by Allianz Global Investors Income and Growth Fund issuable upon the exchange of $970,000 aggregate principal amount of Exchangeable Notes, for which Allianz Global Investors Taiwan Limited exercises sole voting power. (xiii) 52,541 shares of Class A common stock owned by National Railroad Retirement Investment Trust issuable upon the exchange of $910,000 aggregate principal amount of Exchangeable Notes, (xiv) 44,746 shares of Class A common stock owned by Allianz AI Income issuable upon the exchange of $775,000 aggregate principal amount of Exchangeable Notes, for which Allianz Global Investors GmbH exercises sole voting power. (xv) 28,869 shares of Class A common stock owned by Voya Global Income & Growth Fund issuable upon the exchange of $500,000 aggregate principal amount of Exchangeable Notes, (xvi) 20,497 shares of Class A common stock owned by Allianz Global Investors Fund - Allianz Global Income issuable upon the exchange of $355,000 aggregate principal amount of Exchangeable Notes, for which Allianz Global Investors GmbH exercises sole voting power. (xvii) 18,188 shares of Class A common stock owned by Allianz Select Income and Growth issuable upon the exchange of $315,000 aggregate principal amount of Exchangeable Note, for which Allianz Global Investors GmbH exercises sole voting power, (xviii) 17,899 shares of Class A common stock owned by Baptist Health South Florida, Inc. issuable upon the exchange of $310,000 aggregate principal amount of Exchangeable Notes and (xix) 4,042 shares of Class A common stock owned by Allianz Selection Income and Growth issuable upon the exchange of $70,000 aggregate principal amount of Exchangeable Notes, for which ALLIANCE GLOBAL INVESTORS ASIA PACIFIC LIMITED exercises sole voting power. Voya Investment Management Co, LLC exercises shared investment power over the shares beneficially held by them, and except as otherwise indicated, Voya Investment Management Co. LLC exercises shared voting power over the shares beneficially owned by them. The address of the Selling Stockholder is c/o Voya Investment Management Co. LLC, 600 West Broadway, San Diego, CA 92101.
(9)Represents (i) 1,286,200 shares of Class A common stock and (ii) 2,127,498 shares of Class A common stock issuable upon the exchange of all Exchangeable Notes at the maximum exchange rate. Lacey Manz has sole voting power and sole investment power over the shares held by Rovida Investment Management Limited. The address of the Selling Stockholder is PO Box 10459, 62 Forum Lane KY1-1004, Cayman Islands.
(10)Represents (i) 2,074,310 shares of Class A common stock beneficially owned by Riverview Group LLC issuable upon the exchange of $48,750,000 aggregate principal amount of Exchangeable Notes, (ii) 638,250 shares of Class A common stock beneficially owned by ICS Opportunities II LLC issuable upon the exchange of $15,000,000 aggregate principal amount of Exchangeable Notes, (iii) 261,636 shares of Class A common stock beneficially owned by Integrated Core Strategies (Asia) Pte. Ltd. and (iv) 2,836 shares of Class A common stock beneficially owned by Integrated Assets III LLC. Integrated Core Strategies (Asia) Pte. Ltd. and Integrated Assets III LLC are both affiliates of Riverview Group LLC and ICS Opportunities II LLC. The securities listed above may be deemed to be beneficially owned by Millennium Management LLC, Millennium Group Management LLC and Israel A. Englander (“Mr. Englander”) and/or other investment managers that may be controlled by Millennium Group Management LLC (the managing member of Millennium Management LLC) and Mr. Englander (the sole voting trustee of the managing member of Millennium Group Management LLC). The foregoing should not be construed in and of itself as an admission by Millennium Management LLC, Millennium Group Management LLC or Mr. Englander as to the beneficial ownership of the securities held by such entities. The address for Riverview Group LLC and ICS Opportunities II LLC is c/o Millennium Management LLC, 399 Park Avenue, New York, New York 10022.
(11)Represents 2,750,000 shares of Class A common stock. The address of the Selling Stockholder is 245 Riverside Avenue, Suite 100-058, Jacksonville, Florida 32202.
(12)Represents 2,349,998 shares of Class A common stock issuable upon the exchange of all Exchangeable Notes at the maximum exchange rate. Context Capital Management, LLC is the Investment Advisor to Context Partners Master Fund, L.P. Charles E. Carnegie, CIO, has full voting and investment authority of the securities under management by Context Capital Management, LLC and may be deemed to have shared voting power and shared investment power over the shares held by Context Partners Master Fund, L.P. The mailing address of the Selling Stockholder is 7724 Girard Avenue, 3rd Floor, La Jolla, California 92037.
(13)Represents (i) 710,791 shares of Class A common stock, (ii) 1,520,278 LP units redeemable or exchangeable for an equivalent number of shares of Class A common stock and (iii) 53,670 shares of Class A common stock issuable upon the exercise of options within 60 days of May 23, 2025.
(14)Represents (i) 85,449 shares of Class A common stock, (ii) 60,903 LP units redeemable or exchangeable for an equivalent number of shares of Class A common stock and (iii) 1,057,300 shares of Class A common stock issuable upon the exercise of options within 60 days of May 23, 2025.
(15)Represents 978,649 shares of Class A common stock issuable upon the exchange of all Exchangeable Notes at the maximum exchange rate. XN Exponent GP LLC is the general partner of XN Exponent Master Fund LP (the “Fund”). XN MGP LLC is the managing member of XN Exponent GP LLC and Gaurav Kapadia is the managing member of XN MGP LLC. XN LP serves as investment manager to the Fund and has sole voting power and sole investment power over the shares held by the Fund. The general partner of XN LP is Euler Number LLC, which is controlled by Gaurav Kapadia. The address of the Selling Stockholder is c/o XN LP, 412 West 15th Street, 13th Floor, New York, New York 10011.
(16)Represents (i) 396,511 shares of Class A common stock and (ii) 223,169 LP Units redeemable or exchangeable for an equivalent number of shares of Class A common stock.
(17)Represents (i) 85,047 shares of Class A common stock owned by Coverys (Promutual Group) issuable upon the exchange of $1,473,000 aggregate principal amount of Exchangeable Notes, (ii) 62,818 shares of Class A common stock owned by Societe Generale Pledgee of AVK Global Balanced issuable upon the exchange of $1,088,000 aggregate principal amount of Exchangeable Notes, (iii) 45,901 shares of Class A common stock owned by Societe Generale Pledgee of AVK Domestic Balanced issuable upon the exchange of $795,000 aggregate principal amount of Exchangeable Notes, (iv) 44,746 shares of Class A common stock owned by ALMA ADVENT GLOBAL FUND issuable upon the exchange of $775,000 aggregate principal amount of Exchangeable Notes, (v) 39,031 shares of Class A common stock owned by NextEra Energy issuable upon the exchange of $676,000 aggregate principal amount of Exchangeable Notes, (vi) 30,774 shares of Class A common stock owned by RHODE ISLAND issuable upon the exchange of $533,000 aggregate principal amount of Exchangeable Notes, (vii) 30,024 shares of Class A common stock owned by MEDIOLANUM INTL FUNDS issuable upon the exchange of $520,000 aggregate principal amount of Exchangeable Notes, (viii) 20,901 shares of Class A common stock owned by Medica Health Plans issuable upon the exchange of $362,000 aggregate principal amount of Exchangeable Notes, (ix) 19,458 shares of Class A common stock owned by BVI Social Security Board issuable upon the exchange of $337,000 aggregate principal amount of Exchangeable Notes, (x) 18,245 shares of Class A common stock owned by TMI2 Solutions NDT Advent Phase 1 issuable upon the exchange of $316,000 aggregate principal amount of Exchangeable Notes, (xi) 11,606 shares of Class A common stock owned by Citigroup Pension Advent Convert Bond issuable upon the exchange of $201,000 aggregate principal amount of Exchangeable Notes, (xii) 8,488 shares of Class A common stock owned by Advent Balanced Convertible CIT issuable upon the exchange of $147,000 aggregate principal amount of Exchangeable Notes, (xiii) 8,084 shares of Class A common stock owned by City of Plantation General Employees’ Retirement Fund issuable upon the exchange of $140,000 aggregate principal amount of Exchangeable Notes, (xiv) 6,063 shares of Class A common stock owned by City of Fort Myers Police Officers’ Retirement System issuable upon the exchange of $105,000 aggregate principal amount of Exchangeable Notes, (xv) 5,139 shares of Class A common stock owned by City of Sarasota Police Pension Plan issuable upon the exchange of $89,000 aggregate principal amount of Exchangeable Notes, (xvi) 1,906 shares of Class A common stock owned by City of Pensacola issuable upon the exchange of $33,000 aggregate principal amount of Exchangeable Notes, (xvii) 1,733 shares of Class A common stock owned by PALM BAY POLICE issuable upon the exchange of $30,000 aggregate principal amount of Exchangeable Notes, (xviii) 1,733 shares of Class A common stock owned by Palm Bay Firefighters issuable upon the exchange of $30,000 aggregate principal amount of Exchangeable Notes, (xix) 1,733 shares of Class A common stock owned by PENSACOLA CITY OF GEN CU issuable upon the exchange of $30,000 aggregate principal amount of Exchangeable Notes and (xx) 1,675 shares of Class A common stock owned by St. Lucie County Fire District Firefighters Pension Trust Fund issuable upon the exchange of $29,000 aggregate principal amount of Exchangeable Notes. Tracy V. Maitland, Chief Investment Officer and President of Advent Capital Management, LLC, may be deemed to have shared voting power and shared investment power over the shares held by Advent Capital Management, LLC. The address of the Selling Stockholder is 888 Seventh Avenue, 31st Floor, New York, New York 10019.
(18)Represents 425,500 shares of Class A common stock (the “Subject Shares”) issuable to D. E. Shaw Valence International, Inc. upon the exchange of all Exchangeable Notes at the maximum exchange rate. D. E. Shaw Valence International, Inc. is a wholly owned subsidiary of D. E. Shaw Valence Portfolios, L.L.C. (“Valence Portfolios”). Valence Portfolios, as sole shareholder of D. E. Shaw Valence International, Inc., may be deemed to have the shared power to vote or direct the vote of (and the shared power to dispose or direct the disposition of) the Subject Shares. D. E. Shaw & Co., L.P. (“DESCO LP”), as the investment adviser of Valence Portfolios, may be deemed to have the shared power to vote or direct the vote of (and the shared power to dispose or direct the disposition of) the Subject Shares. D. E. Shaw & Co., L.L.C. (“DESCO LLC”), as the manager of Valence Portfolios, may be deemed to have the shared power to vote or direct the vote of (and the shared power to dispose or direct the disposition of) the Subject Shares. Edwin Jager, Maximilian Stone, Adam Deaton and Anoop Prasad, or their designees, exercise voting and investment control over the Subject Shares on DESCO LP’s and DESCO LLC’s behalf. D. E. Shaw & Co., Inc. (“DESCO Inc.”), as general partner of DESCO LP, may be deemed to have the shared power to vote or direct the vote of (and the shared power to dispose or direct the disposition of) the Subject Shares. D. E. Shaw & Co. II, Inc. (“DESCO II Inc.”), as managing member of DESCO LLC, may be deemed to have the shared power to vote or direct the vote of (and the shared power to dispose or direct the disposition of) the Subject Shares. None of DESCO LP, DESCO LLC, DESCO Inc., or DESCO II Inc. owns any shares of the Company directly, and each such entity disclaims beneficial ownership of the Subject Shares. David E. Shaw does not own any shares of the Company directly. By virtue of David E. Shaw’s position as President and sole shareholder of DESCO Inc., which is the general partner of DESCO LP, and by virtue of David E. Shaw’s position as President and sole shareholder of DESCO II Inc., which is the managing member of DESCO LLC, David E. Shaw may be deemed to have the shared power to vote or direct the vote of (and the shared power to dispose or direct the disposition of) the Subject Shares and, therefore, David E. Shaw may be deemed to be the beneficial owner of the Subject Shares. David E. Shaw disclaims beneficial ownership of the Subject Shares. The business address of D. E. Shaw Valence International, Inc. is c/o D. E. Shaw & Co., L.P., Two Manhattan West, 375 Ninth Avenue, 52nd Floor, New York, NY 10001.
(19)Represents 212,750 shares of Class A common stock issuable upon the exchange of all Exchangeable Notes at the maximum exchange rate. Eleven Eleven S.A. is the investment manager of i-Vision Fund Limited. Guido Mallmann, on behalf of Eleven Eleven S.A. may be deemed to have sole voting power and sole investment power over the shares held by i-Vision Fund Limited. The address of the Selling Stockholder is Rodus Building, PO Box 3093, Road Town, Tortola VG 1110, BVI.
(20)Represents (i) 24,619 shares of Class A common stock, (ii) 122,305 LP units redeemable or exchangeable for an equivalent number of shares of Class A common stock and (iii) 11,332 shares of Class A common stock issuable upon the vesting of restricted stock units held by the Selling Stockholder within 60 days of May 23, 2025. The Selling Stockholder disclaims beneficial ownership of 11,357 shares of Class A common stock. The address for the Selling Stockholder is 7 Dey Street Apt 28F, New York, New York 10007.
(21)Represents 85,100 shares of Class A common stock issuable upon the exchange of all Exchangeable Notes at the maximum exchange rate. XN Exponent GP LLC is the general partner of XN Vector Master Fund LP (the “Fund”). XN MGP LLC is the managing member of XN Exponent GP LLC and Gaurav Kapadia is the managing member of XN MGP LLC. XN LP serves as investment manager to the Fund and has sole voting power and sole investment power over the shares held by the Fund. The general partner of XN LP is Euler Number LLC, which is controlled by Gaurav Kapadia. The address of the Selling Stockholder is c/o XN LP, 412 West 15th Street, 13th Floor, New York, New York 10011.
(22)Represents 63,825 shares of Class A common stock issuable upon the exchange of all Exchangeable Notes at the maximum exchange rate. Neeraj Chandra is the managing member of UNTP Holdings, LLC and has sole voting power and sole investment power over the shares held by UNTP Holdings, LLC. The address of the Selling Stockholder is 412 W 15th Street, 12th Floor, New York, New York 10011.
(23)Represents 54,756 LP Units redeemable or exchangeable for an equivalent number of shares of Class A common stock. The address of the Selling Stockholder is No. 33, Lane 555, HongXu Road, MinHang District, Shanghai, China 201103.
(24)Consists of (i) 15,532,647 shares of Class A common stock held by Capital World Growth and Income Fund (“WGI”), (ii) 226,949 shares of Class A common stock held by American Funds Insurance Series - Capital World Growth and Income Fund (“VIWGI”), (iii) 66,205

shares of Class A common stock held by Capital Group World Growth and Income (LUX) (“WGI Lux”), (iv) 1,626,400 shares of Class A common stock held by The Growth Fund of America (“GFA” and, together with WGI, VIWGI, and WGI Lux, the “CRMC Stockholders”), (v) 643,184 shares of Class A common stock held by Capital Group World Growth and Income Trust (US) (“TWGI”), and (vi) 40,500 shares of Class A common stock held by Capital Group Growth Fund of America Trust (US) (“TGFA” and, together with TWGI, the “CB&T Stockholders”). Of the shares of Class A common stock to be sold, (i) 10,510,500 shares are to be sold by WGI, (ii) 153,894 shares are to be sold by VIWGI, (iii) 45,004 shares are to be sold by WGI Lux, (iv) 1,626,400 shares are to be sold by GFA, (v) 401,480 shares are to be sold by TWGI, and (vi) 40,500 shares are to be sold by TGFA. Capital Research and Management Company (“CRMC”) is the investment adviser for each CRMC Stockholder. Capital Bank and Trust Company (“CB&T”) is the discretionary trustee and investment adviser for each CB&T Stockholder, and Capital Research and Management Company (“CRMC”) has been retained by CB&T as investment adviser to CB&T. Alfonso Barroso, Michael Beckwith, Michael Cohen, Nicholas J. Grace, Leo Hee, Jin Lee, Sung Lee, Lara Pellini, Renaud H. Samyn, and Diana Wagner, as portfolio managers, have voting and investment powers over the shares held by WGI, VIWGI, WGI Lux, and TWGI. Julian N. Abdey, Christopher D. Buchbinder, Mark L. Casey, J. Blair Frank, Roz Hongsaranagon, Carl M. Kawaja, Aidan O’Connell, Anne-Marie Peterson, Andraz Razen, Martin Romo, Eric H. Stern, and Alan J. Wilson, as portfolio managers, have voting and investment powers over the shares held by GFA and TGFA. Each of CRMC, CB&T, Capital Research Global Investors (“CRGI”), and the portfolio managers named above disclaim beneficial ownership of the shares of common stock owned by the CRMC Stockholders and CB&T Stockholders. The address for each of the CRMC Stockholders and CB&T Stockholders is c/o Capital Research and Management Company, 333 S. Hope St., 55th Floor, Los Angeles, California 90071. Each of the CRMC Stockholders and CB&T Stockholders acquired the securities being registered hereby in the ordinary course of its business.
(25)Consists of 942,786 shares of Class A common stock. Linden Advisors LP is an investment manager for the beneficial owners Linden Capital L.P. and two separately managed accounts and holds voting and dispositive power over the securities held by them. Linden Capital L.P. holds approximately 96%, and the two separately managed accounts together hold approximately 4%, of the securities listed above next to Linden Advisors LP, and each separately managed account holds less than 1% of any class of shares of the Company. Mr. Siu Min (“Joe”) Wong (the principal owner and the controlling person of Linden Advisors LP) also shares voting and dispositive power with respect to the securities listed above next to Linden Advisors LP.
(26)Consists of 500,000 shares of Class A common stock and 2,342,785 shares of Class A common stock issuable upon exchange of $95,000,000 aggregate principal amount of 2031 Exchangeable Notes. Ghisallo Capital Management LLC (“Ghisallo Capital”) is the investment manager of Ghisallo Master Fund LP. The securities held by Ghisallo Master Fund LP may be deemed to be beneficially owned by Ghisallo Capital and Mr. Michael Germino, who controls Ghisallo Master Fund General Partner LP, the general partner of Ghisallo Master Fund LP. Mr. Germino disclaims beneficial ownership of the shares except to the extent of his pecuniary interest therein.
(27)Consists of 3,440,195 shares of Class A common stock. CCM GP, LLC is Context Partners Master Fund, L.P.’s general partner and Context Capital Management, LLC is the investment advisor, where Charlie Carnegie is the managing member with ultimate investment and voting discretion.
(28)Consists of (i) 345,252 shares of Class A common stock held by Integrated Core Strategies (US) LLC issuable upon exchange of $14,000,000 principal amount of 2031 Exchangeable Notes, (ii) 36,991 shares of Class A common stock held by Riverview Group LLC issuable upon exchange of $1,500,000 principal amount of 2031 Exchangeable Notes, (iii) 41,826 shares of Class A common stock held by ICS Opportunities, Ltd. and 113,440 shares of Class A common stock held by ICS Opportunities, Ltd. issuable upon exchange of $4,600,000 principal amount of 2031 Exchangeable Notes, (iv) 1,085,835 shares of Class A common stock held by Integrated Assets II LLC, (v) 85,421 shares of Class A common stock held by Integrated Assets III LLC, and (vi) 510,209 shares of Class A common stock held by Integrated Core Strategies (Asia) Pte. Ltd. The securities listed above may be deemed to be beneficially owned by Millennium Management LLC, Millennium Group Management LLC and Israel A. Englander (“Mr. Englander”) and/or other investment managers that may be controlled by Millennium Group Management LLC (the managing member of Millennium Management LLC) and Mr. Englander (the sole voting trustee of the managing member of Millennium Group Management LLC). The foregoing should not be construed in and of itself as an admission by Millennium Management LLC, Millennium Group Management LLC or Mr. Englander as to the beneficial ownership of the securities held by such entities.

PLAN OF DISTRIBUTION
The Registered Holders may from time to time offer some or all of the shares of Class A common stock covered by this prospectus. To the extent required, this prospectus may be amended and supplemented from time to time to describe a specific plan of distribution. The Registered Holders will not pay any of the costs, expenses and fees in connection with the registration of the shares covered by this prospectus, but they will pay any and all underwriting discounts, selling commissions and similar charges attributable to sales of the shares. We will not receive any proceeds from the sale of the shares of Class A common stock covered hereby. The Registered Holders may sell some or all of the shares of Class A common stock covered by this prospectus from time to time or may decide not to sell any of the shares of Class A common stock covered by this prospectus. The Registered Holders will act independently of us in making decisions with respect to the timing, manner and size of each sale. Such sales may be made on one or more exchanges or in the over-the-counter market or otherwise, at prices and under terms then prevailing or at prices related to the then-current market price or in negotiated transactions. The Registered Holders may dispose of their shares by one or more of, or a combination of, the following methods:
◦distributions to members, partners, stockholders or other equityholders of the Registered Holders;
◦purchases by a broker-dealer as principal and resale by such broker-dealer for its own account pursuant to this prospectus;
◦ordinary brokerage transactions and transactions in which the broker solicits purchasers;
◦block trades in which the broker-dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;
◦an over-the-counter distribution in accordance with the rules of Nasdaq;
◦through trading plans entered into by a Registered Holder pursuant to Rule 10b5-1 under the Exchange Act, that are in place at the time of an offering pursuant to this prospectus and any applicable prospectus supplement hereto that provide for periodic sales of their securities on the basis of parameters described in such trading plans;
◦to or through underwriters or broker-dealers;
◦in “at the market” offerings, as defined in Rule 415 under the Securities Act, at negotiated prices, at prices prevailing at the time of sale or at prices related to such prevailing market prices, including sales made directly on a national securities exchange or sales made through a market maker other than on an exchange or other similar offerings through sales agents;
◦in privately negotiated transactions;
◦in options transactions;
◦through a combination of any of the above methods of sale; or
◦any other method permitted pursuant to applicable law.
In addition, any shares that qualify for sale pursuant to Rule 144 promulgated under the Securities Act, or Rule 144, may be sold under Rule 144 rather than pursuant to this prospectus. A Registered Holder that is an entity may elect to make an in-kind distribution of shares of Class A common stock to its members, partners, stockholders or other equityholders pursuant to the registration statement of which this prospectus forms a part by delivering a prospectus. To the extent that such members, partners, stockholders or other equityholders are not affiliates of ours, such members, partners, stockholders or other equityholders would thereby receive freely tradable shares of Class A common stock pursuant to a distribution pursuant to the registration statement of which this prospectus forms a part.
To the extent required, this prospectus may be amended or supplemented from time to time to describe a specific plan of distribution. In connection with distributions of the shares or otherwise, the Registered Holders may enter into hedging transactions with broker-dealers or other financial institutions. In connection with such transactions, broker-dealers or other financial institutions may engage in short sales of shares of Class A common stock in the course of hedging the positions they assume with Registered Holders. The Registered Holders may also sell shares of Class A common stock short and redeliver the shares to close out such short positions. The Registered Holders may also enter into option or other transactions with broker-dealers or other financial institutions that require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction). The Registered Holders may also pledge shares to a broker-dealer or other financial institution, and, upon a default, such broker-dealer or other financial institution, may effect sales of the pledged shares pursuant to this prospectus (as supplemented or amended to reflect such transaction).
A Registered Holder may enter into derivative transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement indicates, in connection with those derivatives, the third parties may sell securities covered by this prospectus and the applicable prospectus supplement, including in short sale transactions. If so, the third party may use securities pledged by any Registered Holder or borrowed from any Registered Holder or others to settle those sales or to close out any related open borrowings of stock, and may use securities received from any Registered Holder in settlement of those derivatives to close out any related open borrowings of stock. The third party in such sale transactions will be an underwriter and will be identified in the applicable prospectus supplement (or a post-effective amendment). In addition, any Registered Holder may otherwise loan or pledge securities to a financial institution or other third party that in turn may sell the securities short using this prospectus. Such financial institution or other third party may transfer its economic short position to investors in our securities or in connection with a concurrent offering of other securities.
In effecting sales, broker-dealers or agents engaged by the Registered Holders may arrange for other broker-dealers to participate. Broker-dealers or agents may receive commissions, discounts or concessions from the Registered Holders in amounts to be negotiated immediately prior to the sale.
In offering the shares covered by this prospectus, the Registered Holders and any broker-dealers who execute sales for the Registered Holders may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. Any profits realized by the Registered Holders and the compensation of any broker-dealer may be deemed to be underwriting discounts and commissions.
In order to comply with the securities laws of certain states, if applicable, the shares must be sold in such jurisdictions only through registered or licensed brokers or dealers.
We have advised the Registered Holders that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of shares in the market and to the activities of the Registered Holders and their affiliates. In addition, we will make copies of this prospectus available to the Registered Holders for the purpose of satisfying the prospectus delivery requirements of the Securities Act. The Registered Holders may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act.
At the time a particular offer of shares is made, if required, a prospectus supplement will be distributed that will set forth the number of shares being offered and the terms of the offering, including the name of any underwriter, dealer or agent, the purchase price paid by any underwriter, any discount, commission and other item constituting compensation, any discount, commission or concession allowed or reallowed or paid to any dealer, and the proposed selling price to the public.

LEGAL MATTERS
Latham & Watkins LLP will pass upon certain legal matters relating to the issuance and sale of the securities offered hereby on behalf of Galaxy Digital Inc.
EXPERTS
The consolidated financial statements of Galaxy Digital Inc. and subsidiaries as of December 31, 2025 and 2024 and for each of the years in the three-year period ended December 31, 2025, have been incorporated by reference herein in reliance upon the report of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

Galaxy Digital Inc.
Resale of up to 265,061,636 Shares of Class A
Common Stock

PROSPECTUS

May 8, 2026

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS
Item 14. Other Expenses of Issuance and Distribution
The following is an estimate of the expenses (all of which are to be paid by the Registrant) that we may incur in connection with the securities being registered hereby.

SEC registration fee	$979,481	(1)
Legal fees and expenses	$125,000
Accounting fees and expenses	$30,000
Miscellaneous	$35,000
Total	$1,169,481
_________________
(1)In accordance with Rule 429, includes certain fees previously paid in respect of Unsold Securities previously registered under the Registrant’s registration statements on Form S-1 (File Nos. 333-290956 and 333-287605), as further described in the Filing Fee Table included as Exhibit 107 hereto.
Item 15. Indemnification of Directors and Officers
Section 145 of the Delaware General Corporation Law (the “DGCL”) provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any threatened, pending or completed actions, suits or proceedings in which such person is made a party by reason of such person being or having been a director, officer, employee or agent to the Registrant. The DGCL provides that Section 145 is not exclusive of other rights to which those seeking indemnification may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise. Article 6 of the Registrant’s amended and restated bylaws (the “Bylaws”) provides for indemnification by the Registrant of its directors, officers and employees to the fullest extent permitted by the DGCL. The Registrant has entered into indemnification agreements with each of its current directors and executive officers to provide these directors and executive officers additional contractual assurances regarding the scope of the indemnification set forth in the Registrant’s amended and restated certificate of incorporation (the “Charter”) and the Bylaws and to provide additional procedural protections.
Section 102(b)(7) of the DGCL permits a corporation to provide in its certificate of incorporation that a director or officer of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director or officer, respectively, except for liability (i) for any breach of the director or officer’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for unlawful payments of dividends or unlawful stock repurchases, redemptions or other distributions, or (iv) for any transaction from which the director or officer derived an improper personal benefit. The Registrant’s Charter provides for such limitation of liability.
The Bylaws provide that the Registrant will indemnify our directors and officers to the fullest extent permitted by the DGCL. The Registrant has established directors’ and officers’ liability insurance that insures such persons against the costs of defense, settlement or payment of a judgment under certain circumstances.
The Charter provides that the Registrant’s directors and officers will not be liable for monetary damages for breach of fiduciary duty, except for liability relating to any breach of the director or officer’s duty of loyalty, acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, violations under Section 174 of the DGCL or any transaction from which the director or officer derived an improper personal benefit.

The Registrant has entered into indemnification agreements with each of its directors and officers. These agreements, among other things, require the Registrant to indemnify each director and officer to the fullest extent permitted by Delaware law, including indemnification of expenses such as attorneys’ fees, judgments, fines and settlement amounts incurred by the director or officer in any action or proceeding, including any action or proceeding by or in right of us, arising out of the person’s services as a director or officer.

Item 16. Exhibits

Exhibit Number	Description

3.1	Amended and Restated Certificate of Incorporation (incorporated by reference to Exhibit 4.1 of the Registrant’s Registration Statement on Form S-8 filed on May 13, 2025 (No. 333-287205)).

3.2	Amended and Restated Bylaws (incorporated by reference to Exhibit 4.2 of the Registrant’s Registration Statement on Form S-8 filed on May 13, 2025 (No. 333-287205)).

4.1
Indenture, dated as of December 9, 2021, among GDH LP, GDI, GDHL and The Bank of New York Mellon, as Trustee (incorporated by reference to Exhibit 4.2 to our Registration Statement on Form S-4 filed with the SEC on January 28, 2022 (File No. 333-262378)).

4.2	Form of GDH LP’s 3.00% Exchangeable Senior Note due 2026 (included in Exhibit 4.1).

4.3
Registration Rights Agreement, dated as of December 9, 2021, among GDI, GDH LP and the investors party thereto (incorporated by reference to Exhibit 4.4 to our Registration Statement on Form S-4 filed with the SEC on January 28, 2022 (File No. 333-262378)).

4.4
Indenture, dated as of November 25, 2024, among GDH LP, GDI, GDHL and The Bank of New York Mellon, as Trustee (incorporated by reference to Exhibit 4.5 of Amendment No. 6 to our Registration Statement on Form S-4 filed with the SEC on November 27, 2024 (File No. 333-262378)).

4.5	Form of GDH LP’s 2.500% Exchangeable Senior Note due 2029 (included in Exhibit 4.5).

4.6
Registration Rights Agreement, dated as of November 25, 2024, among Jefferies LLC, as representative of the initial purchasers, GDI and GDH LP (incorporated by reference to Exhibit 4.7 of Amendment No. 6 to our Registration Statement on Form S-4 filed with the SEC on November 27, 2024 (File No. 333-262378)).

4.7
Registration Rights Agreement, dated as of October 10, 2025, by and among the Company and the investors party thereto (incorporated by reference to Exhibit 10.1 of our Current Report on Form 8-K filed with the SEC on October 14, 2025 (File No. 001-42655)).

4.8
Indenture, dated as of October 30, 2025, among GDH LP, GDI and the Bank of New York Mellon, as Trustee (incorporated by reference to Exhibit 4.1 of our Current Report on Form 8-K filed with the SEC on October 30, 2025 (File No. 333-262378)).

4.9	Form of certificate representing the 0.50% Exchangeable Senior Notes due 2031 (included as Exhibit A to Exhibit 4.8).
4.1
Registration Rights Agreement, dated as of October 30, 2025, by and between the Company and the representative of the several initial purchasers (incorporated by reference to Exhibit 10.1 of our Current Report on Form 8-K filed with the SEC on October 30, 2025 (File No. 333-262378)).

5.1*	Opinion of Latham & Watkins LLP.

23.1*	Consent of Latham & Watkins LLP (included in Exhibit 5.1).

23.2*	Consent of KPMG LLP.

24.1*	Power of Attorney (incorporated by reference to the signature page hereto).

107*	Filing Fee Table.
__________________
*Filed herewith.

Item 17. Undertakings
(a) The undersigned Registrant hereby undertakes:
(1)To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
(i)To include any prospectus required by Section 10(a)(3) of the Securities Act;
(ii)To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Filing Fee Tables” or “Calculation of Registration Fee” table, as applicable, in the effective registration statement; and
(iii)To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;
provided, however, that subparagraphs (i), (ii) and (iii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.
(2)That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3)To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(5)     That, for the purpose of determining liability under the Securities Act to any purchaser:
(A)    Each prospectus filed by the Registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and
(B)    Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(6)     That, for the purpose of determining liability of the Registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned Registrant undertakes that in a primary offering of securities of the undersigned Registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned Registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:
(i)Any preliminary prospectus or prospectus of the undersigned Registrant relating to the offering required to be filed pursuant to Rule 424;
(ii)Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned Registrant or used or referred to by the undersigned Registrant;
(iii)The portion of any other free writing prospectus relating to the offering containing material information about the undersigned Registrant or its securities provided by or on behalf of the undersigned Registrant; and
(iv)Any other communication that is an offer in the offering made by the undersigned Registrant to the purchaser.
(b)    That, for the purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(h)     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.
(j)     To file an application for the purpose of determining the eligibility of the trustee to act under subsection (a) of Section 310 of the Trust Indenture Act (the “Act”), in accordance with the rules and regulations prescribed by the SEC under Section 305 (b)(2) of the Act.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, New York, on May 8, 2026.

GALAXY DIGITAL INC.

By:	/s/ Michael Novogratz
Michael Novogratz
Founder, Chief Executive Officer and Director
POWER OF ATTORNEY
Each of the undersigned officers and directors of the Registrant hereby severally constitutes and appoints Michael Novogratz or Anthony Paquette, and each of them singly (with full power to each of them to act alone), as his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution in each of them, for him or her and in his or her name, place and stead, and in any and all capacities, to file and sign any and all amendments, including post-effective amendments, to this registration statement and any other registration statement for the same offering that is to be effective under Rule 462(b) of the Securities Act of 1933, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith and about the premises as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof. This power of attorney shall be governed by and construed with the laws of the State of Delaware and applicable federal securities laws.
Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed below by the following persons on behalf of the Registrant in the capacities and on the dates indicated.

SIGNATURE	TITLE	DATE

/s/ Michael Novogratz	Founder, Chief Executive Officer and Director	May 8, 2026
Michael Novogratz	(principal executive officer)

/s/ Anthony Paquette	Chief Financial Officer	May 8, 2026
Anthony Paquette	(principal financial officer)

/s/ Robert Rico	Chief Accounting Officer	May 8, 2026
Robert Rico	(principal accounting officer)

/s/ Michael Daffey	Chair of the Board of Directors	May 8, 2026
Michael Daffey

/s/ Bill Koutsouras	Lead Director	May 8, 2026
Bill Koutsouras

/s/ Rhonda Adams-Medina	Director	May 8, 2026
Rhonda Adams-Medina

/s/ Douglas Deason	Director	May 8, 2026
Douglas Deason

/s/ Jane Dietze	Director	May 8, 2026
Jane Dietze

/s/ Richard Tavoso	Director	May 8, 2026
Richard Tavoso